Exhibit 10.88

FILED NO. 050242	REC 242[00]
STATE OF IOWA	AUD
CLARKE COUNTY	TRNS
2005 FEB 2 PM 2 18	E-COM
BOOK 154 PAGE 524-571	REL
PENNIE GONSETH	COPY R☒
RECORDER	INDEX ☒
SCAN
RETURN

PREPARER INFORMATION William M. Scott IV, Esq 333 South Hope Street, 48th Floor, Los Angeles, CA  90071, (213) 620-1780

INDIVIDUAL’S NAME	STREET ADDRESS	CITY	PHONE

Space above Line Reserved For Recorder’s Use

1.	Title of Document:	Mortgage, Assignment of Rents and Fixture Filing

2.	Date of Document:	January 31, 2005

3.	Mortgagor:	HGI - Lakeside, a Nevada corporation

4.	Mortgagee:	Bank of America, N.A., as Administrative Agent

5.	Statutory Mailing Address(es):	Mortgagor:
c/o Herbst Gaming, Inc.
5195 Las Vegas Blvd.
Las Vegas, NV 89119
Attn: Mary Beth Higgins

Mortgagee:
Bank of America, N.A.
Mail Code: TX1-492-14-11
Bank of America Plaza
901 Main Street, 14th Floor
Dallas, TX 75202-3714
Attn: Chris M. Levine, Assistant Vice President
Agency Management Officer II
GCIB Agency Management Central I

6.	Legal description:	See Exhibit A annexed to the document

7.	Reference(s) to Book(s) and Page(s):

8.	Prepared by and following recording return to:
Sheppard, Mullin, Richter & Hampton LLP
333 South Hope Street, 48th Floor
Los Angeles, California 90071
Attn: William M. Scott IV, Esq.
(213)620-1780

MORTGAGE, ASSIGNMENT OF RENTS AND FIXTURE FILING

The parties to this Mortgage, Assignment of Rents and Fixture Filing (“Mortgage”), dated as of January 31, 2005, are HGI - Lakeside, a Nevada corporation (“Mortgagor”), as mortgagor, and BANK OF AMERICA, N.A., as “Administrative Agent” for the “Lenders” including, without limitation, “the Swing Line Lender” (as each of those three terms is defined in the Credit Agreement), as mortgagee and secured party (“Mortgagee”).  Capitalized terms used and not otherwise defined herein shall have the meanings given to them in that certain Credit Agreement, dated as of October 8, 2004 (as amended, extended, renewed, modified or supplemented from time to time, the “Credit Agreement”) by and among Herbst Gaming, Inc., a Nevada corporation (“Borrower”), each lender whose name is set forth on the signature pages therein and each lender that may hereafter become a party to the Credit Agreement pursuant to Section 10.06 therein (each a “Lender” and collectively, the “Lenders”), Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.  The Credit Agreement initially provided for Revolving Loans in the aggregate principal amount of $175,000,000.  Concurrently herewith, the Credit Agreement is being amended by a Term Joinder Agreement pursuant to which Term Loans in the aggregate principal amount of $100,000,000 are being extended to the Borrower in addition to such Revolving Loans, for an aggregate credit facility of $275,000,000.  The outside maturity date for the Revolving Loans and the Term Loans is January 31, 2011.

The lenders party to the Credit Agreement as of the date of this Mortgage are listed on Exhibit B.

NOTICE: This Mortgage secures credit in the amount of up to $300,000,000 (including loans and letters of credit of up to $275,000,000 plus the amount of any credit exposure owed to the Lenders in respect of the Secured Swap Contracts referred to below).  Loans and advances up to this amount, together with interest, are senior to indebtedness to other creditors under subsequently recorded or filed mortgages and liens.

1.                                       Grant of Mortgage.

1.1                                 Grant of Mortgage.  For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in order to secure the payment and performance of each and all of the Secured Obligations defined and described in Section 1.2, Mortgagor has mortgaged, granted and conveyed and by these presents does hereby sell, mortgage, grant and convey to Mortgagee, its successors and assigns, all of Mortgagor’s right, title and interest, whether now existing or hereafter acquired, in and to all of the following (all or any part of such property, or any interest in all or any part of it, as the context may require, the “Property”), TO HAVE AND TO HOLD said Property unto and to the proper use and benefit of Mortgagee, its successors and assigns, forever:

(a)                                  All of Mortgagor’s right, title and interest under and in connection with that certain Lease dated as of August 19, 1997, between City of Osceola, Iowa, a municipal corporation, as landlord, Osceola Water Works Board of Trustees, as landlord, and Southern Iowa Gaming Co., an Iowa corporation, as original tenant and predecessor in interest to Trustor (as amended, the “Operating Lease”), a memorandum of which (the “Memorandum of Lease”) dated November 16, 1998, was recorded on November 19, 1998, in Book 83, Page 853, in the Official Records (the “Official Records”) of Clarke County (the “County”), including, without limitation, (i) all options to extend or renew the Operating Lease (and the leasehold estate for the term of each extension or renewal), (ii) all options and rights of first refusal contained in the Operating Lease to purchase the real property which is subject to the Operating Lease, and (iii) all of Mortgagor’s other rights, titles and interests under the Operating Lease; together with

(b)                                 The real property located in the County, State of Iowa, as described in Exhibit A, together with all existing and future easements and rights affording access to it (the “Land”); together with

(c)                                  All buildings, structures and improvements now located or later to be constructed on the Land, including, without limitation, all parking areas, roads, driveways, walks, fences, walls, docks, berms, landscaping, recreation facilities, drainage facilities, lighting facilities and other site improvements (the “Improvements”); together with

(d)                                 All existing and future appurtenances, privileges, easements, franchises, hereditaments and tenements of the Land, including all minerals, oil, gas, other hydrocarbons and associated substances, sulphur, nitrogen, carbon dioxide, helium and other commercially valuable substances which may be in, under or produced from any part of the Land, all development rights and credits, air rights, water, water courses, water rights (whether riparian, appropriative or otherwise, and whether or not appurtenant), water stock and water permits (together with the statutory right to file applications to change, and any and all applications to change the same), including any water permits, easements, rights of way, rights of ingress and egress, drainage rights, gores or strips of land, any land lying in the streets, highways, ways, sidewalks, alleys, passages, roads or avenues, open or proposed, in front of or adjoining the Land and Improvements, any land in the bed of any body of water adjacent to the Land, any land adjoining the Land created by artificial means or by accretion, all air space and rights to use such air space, and all development and similar rights; together with

(e)                                  Subject to Article 2, below, all existing and future leases, subleases, subtenancies, licenses (except for gaming licenses and liquor licenses that are not transferable), occupancy agreements, concessions and any other agreement devising any portion of the Property or relating to the use and enjoyment of all or any part of the

Land and Improvements, and any and all guaranties and other agreements relating to or made in connection with any of the foregoing, whether written or oral and whether in existence at or upon the recordation of this Mortgage or entered into after the recordation of this Mortgage (some or all collectively, as the context may require, “Leases”), and all rents, security deposits, royalties, issues, profits, receipts, earnings, revenue, income, products and proceeds and other benefits of the Land and Improvements, whether now due, past due or to become due, including, without limitation, all prepaid rents, security deposits, fixed, additional and contingent rents, deficiency rents and liquidated damages, license fees, occupancy charges, hotel room charges, cabana charges, casino revenues, show ticket revenues, food and beverage revenues, room service revenues, merchandise sales revenues, parking, maintenance, common area, tax, insurance, utility and service charges and contributions, proceeds of sale of electricity, gas, heating, air-conditioning, cable and other utilities and services, green fees, cart rental fees, instruction fees, membership charges, restaurant, snack bar and pro shop revenues, liquidated damages, and all other rights to payments, together with and any and all guaranties and other agreements relating to or made in connection with any of such leases (some or all collectively, as the context may require, “Rents”); together with

(f)                                    All goods, materials, supplies, chattels, furniture, fixtures, equipment, machinery and other property now or later to be attached to, placed in or on, or used in connection with the use, enjoyment, occupancy or operation of all or any part of the Land and Improvements, whether stored on the Land or elsewhere, including all pumping plants, engines, pipes, ditches and flumes, and also all gas, electric, cooking, heating, cooling, air conditioning, lighting, refrigeration and plumbing fixtures and equipment, all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone, cable and other utility equipment and facilities, all plumbing, lighting, heating, ventilating, air conditioning, refrigerating, incinerating, compacting, fire protection and sprinkler, surveillance and security, vacuum cleaning, public address and communications equipment and systems, all kitchen and laundry appliances, screens, awnings, floor coverings, partitions, elevators, escalators, motors, machinery, pipes, fittings and other items of equipment and property of every kind and description, all of which shall be considered to the fullest extent of the law to be real property for purposes of this Mortgage (it being agreed that, if the lien of this Mortgage shall be subject to a conditional bill of sale, chattel mortgage, or other security interest covering any such property, then all the right, title and interest of Mortgagor in and to such property, together with the benefits of any deposits or payments now or hereafter made thereon, are and shall be covered by the lien of this Mortgage); together with

(g)                                 All building materials, equipment, work in process or other personal property of any kind, whether stored on the Land or elsewhere, which have been or later will be acquired for the purpose of being delivered to, incorporated into or installed in or about the Land or Improvements; together with

(h)                                 All rights to the payment of money, accounts, accounts receivable, reserves, deferred payments, refunds, cost savings, payments and deposits, room revenues, food revenues, beverage revenues and casino revenues, whether now or later to be received from third parties (including all earnest money sales deposits) or deposited by

Mortgagor with third parties (including all utility deposits), contract rights, development and use rights, governmental permits and licenses (except for gaming licenses and liquor licenses that are not transferable), authorizations, certificates, variances, consents and approvals, applications, architectural and engineering plans, specifications and drawings, as-built drawings, guaranties, warranties, management agreements, operating and/or licensing agreements, supply and service contracts for water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone, cable, satellite, and other utilities, property and title insurance policies and proceeds thereof (including without limitation the right to assert, prosecute and settle claims under such policies), chattel paper, instruments, documents, notes, certificates of deposit, securities, other investments, drafts and letters of credit (other than letters of credit in favor of Mortgagee), which arise from or relate to construction on the Land or to any business now or later to be conducted on it, or to the Land and Improvements generally; together with

(i)                                     All proceeds, including all rights and claims to, dividends of and demands for them, of the voluntary or involuntary conversion of any of the Land, Improvements or the other property described above into cash or liquidated claims, including proceeds of all present and future fire, hazard or casualty insurance policies (whether or not any such insurance policy is required by this Mortgage or any other Loan Document) and all condemnation awards or payments now or later to be made by any public body or decree by any court of competent jurisdiction for any taking or in connection with any condemnation or eminent domain proceeding, and all causes of action and their proceeds for any damage or injury to the Land, Improvements or the other property described above or any part of them, or breach of warranty in connection with the construction of the Improvements, including causes of action arising in tort, contract, fraud or concealment of a material fact; together with

(j)                                     All books and records pertaining to any and all of the property described above, including computer readable memory and any computer hardware or software necessary to access and process such memory (“Books and Records”); together with

(k)                                  All proceeds of, additions and accretions to, substitutions and replacements for, changes in, and greater right, title and interest in, to and under or derived from, any of the property described above and all extensions, improvements, betterments, renewals, substitutions and replacements thereof and additions and appurtenances thereto, including all proceeds of any voluntary or involuntary disposition or claim, right and remedy respecting any such property (arising out of any judgment, condemnation or award, or otherwise arising) and all goods, documents, general intangibles, chattel paper and accounts, wherever located, acquired with cash proceeds of any of the foregoing or its proceeds.

Notwithstanding the foregoing, the term “Property,” as used in this Mortgage, shall not include (i) any personal property or fixtures, the purchase of which was financed by a purchase money security interest, including any capital lease obligation, permitted under the Credit Agreement to the extent that the documents creating such purchase money security interest or capital lease prohibit the granting thereon, but only for so long as the related indebtedness remains outstanding, (ii) any capital stock or other equity interests in any gaming licenses, and (iii) any gaming licenses and liquor licenses which are not transferable.

Mortgagor shall and will warrant and forever defend the Property in the quiet and peaceable possession of the Mortgagee, its successors and assigns against all and every Person or Persons lawfully claiming or to claim the whole or any part thereof.  Mortgagor agrees that any greater title to the Property hereafter acquired by Mortgagor during the term hereof shall be subject hereto.

1.2                                 Secured Obligations.

1.2.1                        Mortgagor makes the grant, bargain, conveyance, sale, transfer and assignment set forth in Section 1.1 and grants the security interest set forth in Article 3 for the purpose of securing the following obligations (collectively, the “Secured Obligations”) in any order of priority that Mortgagee may choose:

(a)                                  Except as specified in Section 1.2.2 below, the payment and performance of each obligation of Mortgagor pursuant to that certain Guaranty (as amended as of the date hereof, the “Guaranty”), dated June 10, 2004, entered into by Mortgagor in favor of Mortgagee pursuant to that Instrument of Joinder to Guaranty dated as of October 8, 2004.  The Guaranty has been entered into by Mortgagor to, among other things, guaranty the payment and performance of all obligations of Borrower to Mortgagee under the Credit Agreement and all related Loan Documents, pursuant to which the Lenders have extended or have agreed to extend to the Borrower certain secured revolving and term credit facilities, presently in the aggregate principal amount of $275,000,000 (the “Commitment”), including, but not limited to the payment of all amounts owing under the Swing Line, the payment of all amounts owing with respect to the Letters of Credit, including without limitation unreimbursed drawings and obligations to furnish cash collateral as provided in the Credit Agreement, and the payment of all amounts owing under any and all Secured Swap Contracts entered into by the Borrower with any Lender or Affiliate thereof;

(b)                                 The payment and performance of all future advances and other obligations that Mortgagor or any other Person or entity may owe to Mortgagee and/or any Lender (whether as principal, surety or guarantor), when a writing evidences Mortgagor’s and Mortgagee’s agreement that such advances or obligations be secured by this Mortgage;

(c)                                  The payment and performance of all obligations of Mortgagor under this Mortgage;

(d)                                 The payment and performance of all modifications, amendments, extensions and renewals, however evidenced, of any of the Secured Obligations described in clause (a), (b) or (c) above.

1.2.2                        Notwithstanding any provision of this Mortgage or any other Loan Document, the obligations and liability of Mortgagor, any Borrower or any other Person arising under Sections 5.09 and/or 10.04 of the Credit Agreement (and/or under any separate agreement relating to Hazardous Materials which states that it is not secured by real property) are not and shall not be Secured Obligations under this Mortgage.

1.2.3                        All Persons who may have or acquire an interest in all or any part of the Property will be considered to have notice of, and will be bound by, the terms of the Secured Obligations and each other agreement or instrument made or entered into in connection with each of the Secured Obligations.  Such terms include any provisions in the Credit Agreement or the other Loan Documents which permit borrowing, repayment and reborrowing, or which provide that the interest rate on one or more of the Secured Obligations may vary from time to time.

1.2.4                        In addition to the indebtedness evidenced by the Guaranty and all other Secured Obligations, this Mortgage, to the fullest extent permitted by the Laws of the State of Iowa, shall secure also and constitute a Lien on the Property for all future advances made by the Mortgagee to Borrower and future obligations incurred by Borrower to Mortgagee in connection with the Property to the same extent as if such future advances were made or such future obligations incurred on the date of the execution of this Mortgage.  The total amount of the indebtedness that may be secured by this Mortgage shall not exceed a maximum principal amount equal to $300,000,000.00 plus future advances and/or future obligations made or incurred for the reasonable protection of the security or to enable completion of a contemplated improvement.

2.                                       Assignment of Rents and Leases.

2.1                                 Assignment.  Mortgagor hereby irrevocably, absolutely, presently and unconditionally assigns, transfers and sets over to Mortgagee all of the right, title and interest which Mortgagor now has or may later acquire in and to the Rents and the Leases, and confers upon Mortgagee the right to collect such Rents and enforce the provisions of the Leases with or without taking possession of the Property.  This is an absolute assignment, not an assignment for security only.

2.2                                 Grant of License.  Mortgagee hereby confers upon Mortgagor a license (“License”) to collect and retain the Rents as they become due and payable, so long as no Event of Default, as defined in Section 6.2, shall exist and be continuing.  If an Event of Default has occurred and is continuing, Mortgagee shall have the right, which it may choose to exercise in its absolute discretion, to terminate this License without notice to or demand upon Mortgagor, and without regard to the adequacy of Mortgagee’s security under this Mortgage.

2.3                                 Collection and Application of Rents.  Subject to the License granted to Mortgagor under Section 2.2, Mortgagee has the right, power and authority to collect any and all Rents and exercise Mortgagor’s right, title and interest under the Leases.  Mortgagor hereby appoints Mortgagee its attorney-in-fact to perform any and all of the following acts, if and at the times when Mortgagee in its absolute discretion may so choose:

(a)                                  Demand, receive and enforce payment of any and all Rents and any other right, title and interest of Mortgagor under the Leases; or

(b)                                 Give receipts, releases and satisfactions for any and all Rents and any other obligations and duties under the Leases; or

(c)                                  Sue either in the name of Mortgagor or in the name of Mortgagee for any and all Rents and to enforce any other obligations and duties under the Leases.

Mortgagee’s right to the Rents and the Leases does not depend on whether or not Mortgagee takes possession of the Property as permitted under Section 6.3.3.  In Mortgagee’s absolute discretion, Mortgagee may choose to collect Rents and exercise the right, title and interest of Mortgagor under the Leases either with or without taking possession of the Property.  Mortgagee shall apply all Rents collected by it in the manner provided under Section 6.6.  If an Event of Default shall have occurred and Mortgagee is in possession of all or part of the Property and is collecting and applying Rents and exercising any right, title and interest of Mortgagor under the Leases as permitted under this Mortgage, then Mortgagee and any receiver shall nevertheless be entitled to exercise and invoke every right and remedy afforded any of them under this Mortgage and at law and in equity.

2.4                                 Mortgagee Not Responsible.  Under no circumstances shall Mortgagee have any duty to produce Rents from the Property or maintain the Leases.  Regardless of whether or not Mortgagee, in Person or by agent, takes actual possession of the Land and Improvements, Mortgagee is not and shall not be deemed to be:

(a)                                  a “mortgagee in possession” for any purpose; or

(b)                                 responsible for performing any of the obligations under any Lease; or

(c)                                  responsible for any waste committed by lessees or any other parties, any dangerous or defective condition of the Property, or any negligence in the management, upkeep, repair or control of the Property; or

(d)                                 liable in any manner for the Property or the use, occupancy, enjoyment or operation of all or any part of it.

Notwithstanding the foregoing, this Section 2.4 shall not be construed as a waiver of any liability of Mortgagee to Mortgagor that would otherwise exist as a result of Mortgagee’s gross negligence or willful misconduct.

2.5                                 Leasing.  Without Mortgagee’s prior written consent, Mortgagor shall not accept any deposit or prepayment of Rents for any period exceeding one (1) month, and Mortgagor shall not lease the Property or any part of it except strictly in accordance with the Loan Documents.  Mortgagor shall not apply any Rents in any manner prohibited by the Loan Documents.

3.                                       Grant of Security Interest.

3.1                                 Security Agreement.  The parties intend for this Mortgage to create a lien on and security interest in the Property, and an absolute assignment of the Rents and the Leases, all in favor of Mortgagee.  The parties acknowledge that some of the Property and some of the Rents and Leases may be determined under applicable law to be personal property or fixtures.  To the extent such Property, Rents or Leases constitute personal property, Mortgagor, as debtor, hereby grants to Mortgagee, as secured party, a security interest in all such Property, Rents and Leases, to secure payment and performance of the Secured Obligations, and Mortgagor, as debtor, also has granted a security interest in such Property, Rents and Leases pursuant to that certain Amended and Restated Security Agreement dated October 8, 2004, executed by the Borrower and each of its Subsidiaries, as debtor, in favor of Mortgagee, as secured party, as modified from time to time.  This Mortgage constitutes a security agreement under the Iowa Uniform Commercial Code, as amended or recodified from time to time, covering all such Property, Rents and Leases.  To the extent any revenues generated in connection with the operation of the Property from time to time are not real property encumbered by the lien created by Section 1.1, above, and are not absolutely assigned by the assignment set forth in Section 2.1, above, it is the intention of the parties that such revenues shall constitute “proceeds, products, offspring, rents or profits” (as defined in and for the purposes of Section 552(b) of the United States Bankruptcy Code, as such section may be modified or supplemented) of the Land and Improvements, and/or “fees, charges, accounts, or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging properties,” as applicable (as such terms are defined in and for the purpose of Section 552(b) of the United States Bankruptcy Code, as such Section may be modified or supplemented).

3.2                                 Financing Statements.  Mortgagor consents to the filing by Mortgagee of one or more financing statements and such other documents as Mortgagee may from time to time require to perfect or continue the perfection of Mortgagee’s security interest in any Property, Rents or Leases.  As provided in Section 5.10, Mortgagor shall pay all fees and costs that Mortgagee may incur in filing such documents in public offices and in obtaining such record searches as Mortgagee may reasonably require.  If Mortgagor fails to execute any financing statements or other documents for the perfection or continuation of any security interest, Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact (which appointment is irrevocable and coupled with an interest) to execute any such documents on its behalf.  If any financing statement or other document is filed in the records normally pertaining to personal property, that filing shall never be construed as in any way derogating from or impairing this Mortgage or the rights or obligations of the parties under it.

4.                                       Fixture Filing.  This Mortgage constitutes a financing statement filed as a fixture filing under the Iowa Uniform Commercial Code, as amended or recodified from time to time, covering any Property which now is or later may become fixtures attached to the Land or Improvements.  In connection therewith, the addresses of Mortgagor, as debtor, and Mortgagee, as secured party, are as set forth in Section 8.11, below.  The foregoing address of Mortgagee, as secured party, is also the address from which information concerning the security interest may be obtained by any interested party.  The property subject to this fixture filing is described in Section 1.1, above.  Portions of the property subject to this fixture filing as identified in this Section are or are to become fixtures related to the real estate described in Exhibit A attached hereto.

5.                                       Rights and Duties of the Parties.

5.1                                 Representations and Warranties.  Mortgagor represents and warrants that, except as previously disclosed to Mortgagee in a writing making reference to this Section 5.1:

(a)                                  Mortgagor lawfully possesses and holds fee simple title to all of the Land and Improvements thereon and has or will have good title to all Property (other than personal property utilized by Mortgagor under such equipment leases and similar financing arrangements as were disclosed to Mortgagee in writing prior to the execution of this Mortgage or as are hereafter entered into by Mortgagor in accordance with the Credit Agreement);

(b)                                 Mortgagor has the full and unlimited power, right and authority to encumber the Property and assign the Rents and the Leases;

(c)                                  This Mortgage creates a first and prior lien on and security interest in the Property;

(d)                                 The Property includes all property and rights which may be reasonably necessary to promote the present beneficial use and enjoyment of the Land and Improvements;

(e)                                  Mortgagor owns any Property which is personal property free and clear of any security agreements, reservations of title or conditional sales contracts, and there is no financing statement affecting such personal property on file in any public office (other than personal property utilized by Mortgagor under such equipment leases and similar financing arrangements as were disclosed to Mortgagee in writing prior to the execution of this Mortgage or as are hereafter entered into by Mortgagor in accordance with the Credit Agreement);

(f)                                    Mortgagor’s place of business, or its chief executive office if it has more than one place of business, is located at the address specified below; and

(g)                                 The Property is located in an area having or identified as having special flood hazards or any similar designation under the National Flood Insurance Act of 1968, as amended or recodified from time to time, or the Flood Disaster Protection Act of 1973, as amended or recodified from time to time.

(h)                                 None of the Property constitutes and none of the loans secured by the Mortgage will be used to purchase any: (i) real property that is a single-family or a two-family dwelling occupied or to be occupied by the Mortgagor; (ii) agricultural products or property used for an agricultural purpose as defined in Section 535.13 of the Iowa Code, now enacted or hereafter modified, amended or replaced; (iii) agricultural land as defined in Section 9H.1(2) of the Iowa Code, now enacted or hereafter modified, amended or replaced; or (iv) property used for an agricultural purpose as defined in Section 570A.1(2) of the Iowa Code, now enacted or hereafter modified, amended or replaced.

5.2                                 Taxes and Assessments.  Mortgagor shall pay prior to delinquency all taxes, levies, charges and assessments, including assessments on appurtenant water stock, imposed by any public or quasi-public authority or utility company which are (or if not paid, may become) a lien on or security interest in all or part of the Property or any interest in it, or which may cause any decrease in the value of the Property or any part of it.  If any such taxes, levies, charges or assessments become delinquent, Mortgagee may require Mortgagor to present evidence that they have been paid in full, on ten (10) days’ written notice by Mortgagee to Mortgagor.  This Section 5.2 is subject to the right granted in Section 5.11 of the Credit Agreement to contest in good faith certain taxes, assessments, charges and levies.

5.3                                 Performance of Secured Obligations.  Mortgagor shall promptly pay and perform each Secured Obligation in accordance with its terms.

5.4                                 Liens, Charges and Encumbrances.  Mortgagor shall immediately discharge any lien on or security interest in the Property to which Mortgagee has not consented in writing.  Subject to any applicable rights to contest set forth in the Credit Agreement, Mortgagor shall pay, prior to delinquency, each obligation secured by or reducible to a lien, security interest, charge or encumbrance which now does or later may encumber or appear to encumber all or part of the Property or any interest in it, whether the lien, security interest, charge or encumbrance is or would be senior or subordinate to this Mortgage.

5.5                                 Damages and Insurance and Condemnation Proceeds.

5.5.1                        Mortgagor hereby absolutely and irrevocably assigns to Mortgagee, and authorizes the payor to pay to Mortgagee, the following claims, causes of action, awards, payments and rights to payment:

(a)                                  All awards of damages and all other compensation payable directly or indirectly because of a condemnation, proposed condemnation or taking for public or private use which affects all or part of the Property or any interest in it; and

(b)                                 All other awards, claims and causes of action, arising out of any warranty affecting all or any part of the Property, or for damage or injury to or decrease in value of all or part of the Property or any interest in it; and

(c)                                  All proceeds of any insurance policies payable because of loss sustained to all or part of the Property; and

(d)                                 All interest which may accrue on any of the foregoing.

5.5.2                        Mortgagor shall immediately notify Mortgagee in writing if:

(a)                                  Any damage occurs or any injury or loss is sustained in the amount of $250,000 or more to all or part of the Property, or any action or proceeding relating to any such damage, injury or loss is commenced; or

(b)                                 Any offer is made, or any action or proceeding is commenced, which relates to any actual or proposed condemnation or taking of all or part of the Property.

5.5.3                        If Mortgagee chooses to do so, Mortgagee may in its own name appear in or prosecute any action or proceeding to enforce any cause of action based on warranty, or for damage, injury or loss to all or part of the Property and, while any Event of Default remains uncured, Mortgagee may make any compromise or settlement of the action or proceeding.  Mortgagee, if it so chooses, may participate in any action or proceeding relating to condemnation or taking of all or part of the Property, and may join Mortgagor in adjusting any loss covered by insurance.  Mortgagor hereby irrevocably appoints Mortgagee its true and lawful attorney-in-fact for all such purposes.  The power of attorney granted hereunder is coupled with an interest and is irrevocable.  Mortgagor shall not settle, adjust or compromise any such action or proceeding without the prior written approval of Mortgagee, which shall not be unreasonably withheld or delayed.

5.5.4                        All proceeds of these assigned claims, other property and rights which Mortgagor may receive or be entitled to (collectively, “Proceeds”) shall be paid to Mortgagee.  In each instance, Mortgagee shall apply such Proceeds first toward reimbursement of all of Mortgagee’s costs and expenses of recovering the Proceeds, including attorneys’ fees.  If, in any instance, each and all of the following conditions (the “Restoration Conditions”) are satisfied in Mortgagee’s reasonable judgment, Mortgagee shall permit Mortgagor to use the balance of such Proceeds (“Net Claims Proceeds”) to pay costs of repairing or reconstructing the Property in the manner described below:

(a)                                  The plans and specifications, cost breakdown, construction contract, construction schedule, contractor and payment and performance bond for the work of repair or reconstruction must all be reasonably acceptable to Mortgagee; and

(b)                                 Mortgagee must receive evidence reasonably satisfactory to it that, after repair or reconstruction, the Property will be at least as valuable as it was immediately before the damage or condemnation occurred; and

(c)                                  The Net Claims Proceeds must be sufficient in Mortgagee’s reasonable determination to pay for the total cost of repair or reconstruction, including all associated development costs and interest projected to be payable on the Secured Obligations until the repair or reconstruction is complete; or Mortgagor must provide its own funds in an amount equal to the difference between the Net Claims Proceeds and a reasonable estimate, made by Mortgagor and found acceptable by Mortgagee, of the total cost of repair or reconstruction; and

(d)                                 No Event of Default shall have occurred and be continuing.

If Mortgagee finds that such conditions have been met, Mortgagee shall hold the Net Claims Proceeds and any funds which Mortgagor is required to provide in an interest-bearing passbook savings account and shall disburse them to Mortgagor on a monthly basis in accordance with Mortgagee’s customary construction lending procedures.  However, if an Event of Default has occurred and is continuing, Mortgagee may apply the Net Claims Proceeds to pay or prepay (without premium) some or all of the Secured Obligations in such order and proportions as Mortgagee in its absolute discretion may choose (subject to the provisions for priority of application of payments set forth in the Credit Agreement).  Any and all Proceeds (including, without limitation, any Net Claims Proceeds) held by Mortgagee from time to time shall be collateral for the Secured Obligations, and Mortgagor hereby grants to Mortgagee a security interest in and lien on such Proceeds and all rights and remedies available under applicable laws with respect to such Proceeds, including, without limitation, all rights and remedies under the Iowa Uniform Commercial Code.  Mortgagor shall execute and deliver to Mortgagee and the Lenders any and all documents reasonably requested by Mortgagee in order to confirm, create and perfect such security interest in and lien on such Proceeds.  In the event that any Proceeds are applied to pay any Secured Obligations, then Mortgagee shall have no obligation to disburse or release such applied Proceeds to Mortgagor under this Section 5.5.  If no Event of Default shall have occurred and be continuing, any funds remaining upon completion of the repair or reconstruction shall be returned to Mortgagor.

5.5.5                        Mortgagor hereby specifically, unconditionally and irrevocably waives all rights of a property owner granted under applicable law, which provide for allocation of condemnation proceeds between a property owner and a lienholder, and any other law or successor statute of similar import.  Mortgagor hereby specifically, unconditionally and irrevocably waives all right to recover against Mortgagee or any Lender (or any officer, employee, agent or representative of Mortgagee or any Lender) for any loss incurred by Mortgagor from any cause insured against or required by any Loan Document to be insured against; provided, however, that this waiver of subrogation shall not be effective with respect to any insurance policy if the coverage thereunder would be materially reduced or impaired as a result.

5.5.6                        Notwithstanding anything to the contrary set forth in this Section 5.5, so long as no Event of Default remains uncured, the proceeds of any casualty or condemnation for which the gross value of the applicable damage and/or taking is less than $250,000 shall be paid to Mortgagor rather than to Mortgagee (and shall be delivered to Mortgagor if received by Mortgagee), and Mortgagor shall not be required to obtain Mortgagee’s consent to settle, adjust or compromise any action or proceeding relating to any such casualty or condemnation (nor shall Mortgagee be entitled to participate in such action or proceeding).

5.6                                 Maintenance and Preservation of Property.

5.6.1                        Except as permitted in the Credit Agreement, Mortgagor shall not remove or demolish the Property or any part of it, or alter, restore or add to the Property, or initiate or allow any change in any zoning or other land use classification which affects the Property or any part of it, except as permitted or required by the Credit Agreement or with Mortgagee’s express prior written consent in each instance; provided that, without Mortgagee’s consent, Mortgagor shall be entitled to remove personal property in the ordinary course of Mortgagor’s business so long as any such personal property is replaced with property of comparable value.

5.6.2                        If all or part of the Property becomes damaged or destroyed, Mortgagor shall promptly and completely repair and/or restore the Property in a good and workmanlike manner in accordance with sound building practices, regardless of whether or not Mortgagee agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction under Section 5.5.

5.6.3                        Mortgagor shall not commit or allow any act upon or use of the Property which would violate:  (i) any applicable law or order of any Governmental Agency, whether now existing or later to be enacted and whether foreseen or unforeseen (except to the extent that noncompliance would not cause a Material Adverse Effect or a License Revocation); or (ii) any public or private covenant, condition, restriction or equitable servitude affecting the Property.  Mortgagor shall not bring or keep any article on the Property or cause or allow any condition to exist on it, that could invalidate or would be prohibited by any insurance coverage required to be maintained by Mortgagor on the Property or any part of it under this Mortgage.

5.6.4                        Mortgagor shall not commit or allow waste of the Property.

5.6.5                        Mortgagor shall perform all other acts which from the character or use of the Property may be reasonably necessary to maintain and preserve its value. Without limiting the generality of the forgoing, Mortgagor shall protect and preserve all easements, rights-of-way and other appurtenances to the Land and/or Improvements.  Mortgagor shall not cause or allow any such easement, right-of-way and other appurtenance to be cancelled, rejected or otherwise terminated, or modified (except for such terminations that occur pursuant to the terms of such easement, right of way and other appurtenance).

5.7                                 Insurance.

5.7.1                        Mortgagor shall maintain the following insurance with respect to the Property:

(a)                                  Mortgagor shall provide, maintain and keep in force at all times during any period of construction with respect to the portion of the Property affected by such construction a policy or policies of builder’s “all risk” insurance in nonreporting form in an amount not less than the full insurable completed value of such portion of the Property on a replacement cost basis.  The policy or policies shall insure against loss or damage by hazards customarily included within such “all risk” policies and any other risks or hazards which Mortgagee may reasonably specify (and shall include boiler and machinery insurance from and after the date on which any such equipment is installed on the Property), and each shall contain a Lender’s Loss Payable Endorsement (Form 438 BFU or equivalent) in favor of Mortgagee; provided that Mortgagee shall not be entitled to require Mortgagor to insure the Property against earthquake risks during any period in which earthquake insurance is not available with respect to the Property at commercially reasonable rates.

(b)                                 Mortgagor shall provide, maintain and keep in force at all times for all portions of the Property not covered by a policy or policies described in Section 5.7.1(a), above, a policy or policies of fire and hazards “all risk” insurance providing extended coverage, in an amount not less than the full insurable value of such portions of the Property on a replacement cost basis.  The policy or policies shall insure against loss or damage by hazards customarily included within “all risk” and “extended coverage” policies and any other risks or hazards which Mortgagee may reasonably specify (and shall include boiler and machinery insurance), and each shall contain a Lender’s Loss Payable Endorsement (Form 438 BFU or equivalent) in favor of Mortgagee.

(c)                                  Mortgagor shall provide, maintain and keep in force at all times for all portions of the Property any policy or policies of business interruption insurance that Mortgagee reasonably requires (including insurance against income loss during a period of at least six (6) months), and each such policy shall contain a Lender’s Loss Payable Endorsement (Form 438 BFU or equivalent) in favor of Mortgagee.

(d)                                 Mortgagor shall provide, maintain and keep in force at all times a policy or policies of comprehensive liability insurance naming Mortgagee and the Lenders as additional insureds, on an “occurrence” basis, against claims for “personal injury” liability, including bodily injury, death or property damage liability, with a limit of not less than Fifty Million Dollars ($50,000,000).  Such insurance shall be primary and noncontributory with any other insurance carried by Mortgagee and/or any Lender(s).

(e)                                  Mortgagor shall provide, maintain and keep in force at all times such policies of worker’s compensation insurance as may be required by applicable laws (including employer’s liability insurance, if required by Mortgagee), covering all employees of Mortgagor.

(f)                                    Mortgagor shall provide, maintain and keep in force at all times any and all additional insurance that Mortgagee (as instructed by the Requisite Lenders) may from time to time require, so long as such insurance is available in the commercial market at reasonable rates.

(g)                                 If the Property is required to be insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder, because it is located in an area which has been identified by the Secretary of Housing and Urban Development as a Flood Hazard Area, then Mortgagor shall provide, maintain and keep in force at all times a flood insurance policy covering the Property in limits that would exceed the damage caused by what is expected to be the most severe flood (or any greater limits to the extent required by applicable law from time to time), containing a Lender’s Loss Payable Endorsement (Form 438 BFU or equivalent) in favor of Mortgagee.

5.7.2                        All such policies of insurance shall be issued by companies approved by Mortgagee having a minimum A.M. Best’s rating of A-:IX.  The limits, coverage, forms, deductibles, inception and expiration dates and cancellation provisions of all such policies shall be reasonably acceptable to Mortgagee.  Each property insurance policy maintained in connection with any of the Property shall contain a Lender’s Loss Payable Endorsement (Form 438 BFU or equivalent) in favor of Mortgagee, and shall provide that all proceeds be payable to Mortgagee to the extent of its interest.  Each liability insurance policy maintained in connection with any of the Property shall name Mortgagee and the Lenders as additional insureds.  An approval by Mortgagee is not, and shall not be deemed to be, a representation of the solvency of any insurer or the sufficiency of any amount of insurance.  Each policy of insurance required hereunder shall provide that it may not be modified or cancelled without at least thirty (30) days’ prior written notice to Mortgagee (or ten (10) days’ prior written notice in the event of a premium nonpayment), and shall permit a waiver of subrogation by Mortgagor in favor of Mortgagee and the Lenders.

5.7.3                        Mortgagor shall supply Mortgagee with certificates of each policy required hereunder and any other policy of insurance maintained in connection with any of the Property, together with an original (which may be a duplicate original) or underlyer of each such policy and all endorsements thereto.  When any insurance policy required hereunder expires, Mortgagor shall furnish Mortgagee with proof acceptable to Mortgagee that the policy has been reinstated or a new policy issued, continuing in force the insurance covered by the policy which expired.  If Mortgagor fails to pay any such premium, Mortgagee shall have the right, but not the obligation, to obtain current coverage and advance funds to pay the premiums for it.  Mortgagor shall repay Mortgagee immediately on demand for any advance for such premiums, which shall be considered to be an additional loan to Mortgagor bearing interest at the Default Rate, and secured by this Mortgage and any other collateral held by Mortgagee in connection with the Secured Obligations.

5.8                                 Releases, Extensions, Modifications and Additional Security.

5.8.1                        From time to time, Mortgagee and/or any Lender may perform any of the following acts without incurring any liability or giving notice to any Person, and without affecting the personal liability of any Person for the payment of the Secured Obligations (except as provided below), and without affecting the security hereof for the full amount of the Secured Obligations on all Property remaining subject hereto, and without the necessity that any sum representing the value of any portion of the Property affected by Mortgagee’s and/or such Lender’s action(s) be credited on the Secured Obligations:

(a)                                  Release any Person liable for payment of any Secured Obligation;

(b)                                 Extend the time for payment, or otherwise alter the terms of payment, of any Secured Obligation;

(c)                                  Accept additional real or personal property of any kind as security for any Secured Obligation, whether evidenced by deeds of trust, mortgages, security agreements or any other instruments of security; or

(d)                                 Alter, substitute or release any property securing the Secured Obligations.

(e)                                  [Intentionally Omitted].

5.9                                 Reconveyance.  Upon (a) the expiration or termination of the Commitment, (b) the full and final payment in cash of the Loans and all interest and fees with respect thereto, (c) the payment of all other amounts then demanded by Mortgagee or any Lender or indemnitee and then owed under the Credit Agreement, and (d) the payment of all other amounts then due under the Guaranty and the other Loan Documents and the full payment and performance of all other Secured Obligations (other than indemnity obligations, if any, that are not then due), Mortgagee shall reconvey the Property, and shall surrender this Mortgage.  When Mortgagee receives all fees and other sums owing to Mortgagee under Section 5.10, Mortgagee shall reconvey the Property, or so much of it as is then held under this Mortgage, without warranty, to the Person or Persons legally entitled to it.  Such Person or Persons shall pay any costs of recordation.  In the reconveyance, the grantee may be described as “the person or persons legally entitled thereto,” and the recitals of any matters or facts shall be conclusive proof of their truthfulness.  Mortgagee shall not have any duty to determine the rights of Persons claiming to be rightful grantees of any reconveyance.

5.10                           Compensation, Exculpation, Indemnification.

5.10.1                  Mortgagor agrees to pay reasonable fees as may be charged by Mortgagee, subject to the maximum amounts legally permitted, for any services that Mortgagee may render in connection with this Mortgage, including Mortgagee’s providing a statement of the Secured Obligations or rendering of services in connection with a reconveyance.  Mortgagor shall also pay or reimburse all of Mortgagee’s costs and expenses which may be incurred in rendering any such services.  Mortgagor further agrees to pay or reimburse Mortgagee for all costs, expenses and other advances which may be incurred or made by Mortgagee in any efforts to enforce any terms of this Mortgage, including any rights or remedies afforded to Mortgagee under Section 6.3, whether any lawsuit is filed or not, or in defending any action or proceeding arising under or relating to this Mortgage, including reasonable attorneys’ fees and other legal costs, costs of any Foreclosure Sale (as defined in Section 6.3.8) and any cost of evidence of title.  If Mortgagee chooses to dispose of the Property through more than one Foreclosure Sale, Mortgagor shall pay all costs, expenses or other advances that may be incurred or made by Mortgagee in each of such Foreclosure Sales.

5.10.2                  Mortgagee shall not be directly or indirectly liable to Mortgagor or any other Person as a consequence of any of the following:

(a)                                  Mortgagee’s exercise of, or failure to exercise, any rights, remedies or powers granted to Mortgagee in this Mortgage;

(b)                                 Mortgagee’s failure or refusal to perform or discharge any obligation or liability of Mortgagor under any agreement related to the Property or under this Mortgage; or

(c)                                  Any loss sustained by Mortgagor or any third party resulting from Mortgagee’s failure to lease or operate the Property, or from any other act or omission of Mortgagee in managing the Property, after an Event of Default, unless the loss is caused by the willful misconduct and bad faith of Mortgagee.

Mortgagor hereby expressly waives and releases all liability of the types described above, and agrees that no such liability shall be asserted against or imposed upon Mortgagee.

5.10.3                  Mortgagor agrees to indemnify Mortgagee and the Lenders (collectively, the “Indemnitees”) against and hold them harmless from all losses, damages, liabilities, claims, causes of action, judgments, court costs, reasonable attorneys’ fees and other reasonable legal expenses, cost of evidence of title, cost of evidence of value, and other costs and expenses which any of them may suffer or incur (except to the extent that any of the foregoing are the result of the gross negligence or willful misconduct of any such Indemnitee):

(a)                                  In performing any act required or permitted by this Mortgage or any of the other Loan Documents or by law;

(b)                                 Because of any failure of Mortgagor to perform any of Mortgagor’s obligations; or

(c)                                  Because of any alleged obligation of or undertaking by Mortgagee to perform or discharge any of the representations, warranties, conditions, covenants or other obligations in any document relating to the Property other than the Loan Documents.

Each obligation or liability of Mortgagor to any Indemnitee under this Section 5.11.3 shall survive the release and cancellation of any or all of the Secured Obligations and the full or partial release and/or reconveyance of this Mortgage.

5.10.4                  Mortgagor shall pay all obligations to pay money arising under this Section 5.10 within five (5) business days demand by Mortgagee (or the applicable Indemnitee).  Each such obligation shall bear interest from the date the obligation arises at the Default Rate set forth in the Credit Agreement, and any such obligation to a Lender shall be added to, and considered to be part of, the principal of the Note in favor of such Lender (and, in the event that such Lender holds more than one Note, the allocation of such obligation among such Notes shall be made by such Lender in its absolute discretion).

5.11                           Defense and Notice of Claims and Actions.  At Mortgagor’s sole expense, Mortgagor shall protect, preserve and defend the Property and title to and right of possession of the Property, and the security of this Mortgage and the rights and powers of Mortgagee created under it, against all adverse claims.  Mortgagor shall give Mortgagee prompt notice in writing if any claim is asserted which does or could affect any of such matters, or if any action or proceeding is commenced which alleges or relates to any such claim.

5.12                           Subrogation.  Subject to Gaming Laws, Mortgagee shall be subrogated to the liens and security interests of all encumbrances, whether released of record or not, which are discharged in whole or in part by Mortgagee in accordance with this Mortgage or with the proceeds of any loan secured by this Mortgage.

5.13                           Site Visits, Observation and Testing.  Mortgagee and its agents and representatives shall have the right at any reasonable time to enter and visit the Property for the purpose of performing appraisals.  In addition, each Person indemnified by the Borrower under Section 10.04 of the Credit Agreement (collectively, “Indemnified Parties”) and their agents and representatives shall have the right at any reasonable time to enter and visit the Property for the purposes of observing the Property, taking and removing soil or groundwater samples, and conducting tests on any part of the Property; provided that, so long as no Event of Default remains uncured, the Indemnified Parties shall not be entitled to conduct any tests that would significantly interfere with the operation of the Property.  The Indemnified Parties have no duty, however, to visit or observe the Property or to conduct tests, and no site visit, observation or testing by any Indemnified Party shall impose any liability on any Indemnified Party.  In no event shall any site visit, observation or testing by any Indemnified Party be a representation that Hazardous Materials are or are not present in, on, or under the Property, or that there has been or shall be compliance with any Hazardous Materials Law, or any other applicable Law.  Neither Mortgagor nor any other party is entitled to rely on any site visit, observation or testing by any Indemnified Party.  The Indemnified Parties owe no duty of care to protect Mortgagor or any other party against, or to inform Mortgagor or any other party of, any Hazardous Material or any other adverse condition affecting the Property.  Any Indemnified Party shall give Mortgagor reasonable notice before entering the Property.  The Indemnified Party shall make reasonable efforts to avoid interfering with Mortgagor’s use of the Property in exercising any rights provided in this Section.

5.14                           Notice of Change.  Mortgagor shall give Mortgagee prior written notice of (a) any change in the location of Mortgagor’s place of business or its chief executive office if it has more than one place of business, (b) any change in the location of any of the Property, including the Books and Records, and (c) any change to Mortgagor’s name or business structure.  Unless otherwise approved by Mortgagee in writing, all Property that consists of personal property (other than the Books and Records) will be located on the Land and all Books and Records for the portion of the Property owned by Mortgagor will be located at such Mortgagor’s place of business or chief executive office if such Mortgagor has more than one place of business.

5.15                           Title Insurance.  At any time and from time to time at the reasonable request of Mortgagee, Mortgagor, at its sole cost and expense, shall deliver to Mortgagee such additional title insurance indorsements and reinsurance issued by title insurance companies, in form and substance and reasonably satisfactory to Mortgagee, with respect to this Mortgage, including, without limitation, CLTA 122 endorsements insuring that each advance is secured by this Mortgage (without any exception not set forth in the policy of title insurance insuring this Mortgage other than (i) liens for taxes and assessments not yet due and payable and (ii) other encumbrances, approved by the Mortgagee, insured to be subordinate to this Mortgage), and CLTA 101.4 endorsements insuring the priority of the Mortgage over any mechanic’s lien;

provided that Mortgagor shall not be obligated under this Section 5.15 to increase the stated amount of the policy of title insurance insuring this Mortgage.

6.                                       Accelerating Transfers, Defaults and Remedies.

6.1                                 Accelerating Transfers.

6.1.1                        “Accelerating Transfer” means any sale, contract to sell, conveyance, encumbrance, lease, alienation or further encumbrance of all or any material portion of the Property (or any interest in it) which is not expressly permitted under the Credit Agreement, or any other transfer of all or any material portion of the Property (or any interest in it), whether voluntary, involuntary, by operation of law or otherwise, unless Mortgagee has given its prior written consent to such “Accelerating Transfer,” which consent may be given or not given in the absolute discretion of Mortgagee.  If Mortgagor is a corporation or limited liability company, “Accelerating Transfer” also means any transfer of any share or shares in Mortgagor.  If Mortgagor is a partnership or limited liability company, “Accelerating Transfer” also means withdrawal or removal of any general partner or manager, as the case may be, dissolution of the partnership or limited liability company under Nevada law, or any transfer of any partnership interest or any ownership interest in the limited liability company.

6.1.2                        Mortgagor acknowledges that Mortgagee and the Lenders are making one or more advances under the Credit Agreement in reliance on the expertise, skill and experience of Mortgagor; thus, the Secured Obligations include material elements similar in nature to a personal service contract.  In consideration of Mortgagee’s reliance, Mortgagor agrees that Mortgagor shall not make any Accelerating Transfer, unless the transfer is preceded by Mortgagee’s written consent to the particular transaction and transferee.  Mortgagee may withhold such consent in its absolute discretion.  If any Accelerating Transfer occurs, Mortgagee may, in its absolute discretion (provided that it has received any consents or approvals of any other Lenders required under the Credit Agreement), declare all of the Secured Obligations to be immediately due and payable, and Mortgagee may invoke any rights and remedies provided by Section 6.3 of this Mortgage.

6.2                                 Events of Default.  Mortgagor will be in default under this Mortgage upon the occurrence of any one or more of the following events (“Events of Default”):

(a)                                  Mortgagor fails to perform any obligation to pay money which arises under this Mortgage within two (2) Business Days after written demand therefor; or

(b)                                 Mortgagor fails to perform any other obligation arising under this Mortgage within ten (10) Business Days after the giving of written notice by Mortgagee of such failure; or

(c)                                  Any Event of Default (as defined in the Credit Agreement or in any other Loan Document) occurs; or any other default occurs under any of the Secured Obligations.

6.3                                 Remedies.  At any time after and during the continuance of an Event of Default (following the expiration of any applicable cure period) and provided that Mortgagee has received any consents or approvals of any other Lenders required under the Credit Agreement, Mortgagee will be entitled to invoke any or all of the following rights and remedies (subject to any restrictions on those rights and remedies imposed by applicable Gaming Laws), all of which will be cumulative, and the exercise of any one or more of which shall not constitute an election of remedies:

6.3.1                        Acceleration.  Mortgagee may declare any or all of the Secured Obligations to be due and payable immediately.

6.3.2                        Receiver.  Mortgagee may apply to any court of competent jurisdiction for, and obtain appointment of, a receiver for the Property; and Mortgagee may request, in connection with any foreclosure proceeding hereunder, that the Iowa Gaming and Racing Commission petition a District Court of the State of Iowa for the appointment of a supervisor to conduct the normal gaming activities on the Property following such foreclosure proceeding.

6.3.3                        Entry.  To the extent permitted by applicable law, Mortgagee, in person, by agent or by court-appointed receiver, may enter, take possession of, manage and operate all or any part of the Property, and may also do any and all other things in connection with those actions that Mortgagee may in its absolute discretion consider necessary and appropriate to protect the security of this Mortgage.  Such other things may include, without limitation:  taking and possessing all of Mortgagor’s or the then owner’s Books and Records; entering into, enforcing, modifying, or canceling Leases on such terms and conditions as Mortgagee may consider proper; obtaining and evicting tenants; collecting and receiving any payment of money owing to Mortgagor; completing construction; and/or contracting for and making repairs and alterations.  If Mortgagee so requests, Mortgagor shall assemble all of the Property that has been removed from the Land and make all of it available to Mortgagee at the site of the Land.  To the extent permitted by applicable law, Mortgagor hereby irrevocably constitutes and appoints Mortgagee as Mortgagor’s attorney-in-fact (which appointment is coupled with an interest) to perform such acts and execute such documents as Mortgagee in its absolute discretion may consider to be appropriate in connection with taking these measures, including endorsement of Mortgagor’s name on any instruments.  Regardless of any provision of this Mortgage or the Credit Agreement, Mortgagee shall not be considered to have accepted any property other than cash or immediately available funds in satisfaction of any obligation of Mortgagor to Mortgagee unless Mortgagee has given express written notice of Mortgagee’s election of that remedy.

6.3.4                        Cure; Protection of Security.  Mortgagee may cure any breach or default of Mortgagor and, if it chooses to do so in connection with any such cure, Mortgagee may (subject to applicable Gaming Laws) also enter the Property and/or do any and all other things which either may in its absolute discretion consider necessary and appropriate to protect the security of this Mortgage.  Such other things may include, without limitation:  appearing in and/or defending any action or proceeding which purports to affect the security of, or the rights or powers of Mortgagee under, this Mortgage; paying, purchasing, contesting or compromising any encumbrance, charge, lien, security interest or claim of lien or security interest which (in

Mortgagee’s sole judgment) is or may be senior in priority to this Mortgage, such judgment of Mortgagee to be conclusive as among the parties to this Mortgage; obtaining insurance and/or paying any premiums or charges for insurance required to be carried under this Mortgage and the other Loan Documents; otherwise caring for and protecting any and all of the Property; and/or employing counsel, accountants, contractors and other appropriate Persons to assist Mortgagee.  Mortgagee may take any of the actions permitted under this Section 6.3.4 either with or without giving notice to any Person.

6.3.5                        Uniform Commercial Code Remedies.  Subject to applicable Gaming Laws, Mortgagee may exercise any or all of the remedies granted to a secured party under the Iowa Uniform Commercial Code, as amended or recodified from time to time.

6.3.6                        Judicial or Nonjudicial Foreclosure Action.  Mortgagee may bring an action in any court of competent jurisdiction to foreclose this Mortgage or to obtain specific enforcement of any of the covenants or other terms of this Mortgage.  Mortgagee may also exercise any rights of nonjudicial foreclosure it may have under applicable law.

6.3.7                        Sales of Personal Property.

(a)                                  Mortgagee may elect to treat as personal property any Property which is intangible or which can be severed from the Land or Improvements without causing structural damage.  If it chooses to do so, Mortgagee may dispose of any personal property separately from the sale or other disposition of real property, in any manner permitted by Article 9 of the Iowa Uniform Commercial Code, as amended or recodified from time to time, including any public or private sale, or in any manner permitted by any other applicable law.  Any proceeds of any such disposition shall not cure any Event of Default or reinstate any Secured Obligation.

(b)                                 In connection with any sale or other disposition of such Property, Mortgagor agrees that the following procedures constitute a commercially reasonable sale:  Mortgagee shall mail written notice of the sale to Mortgagor not later than ten (10) days prior to such sale.  Once per week during the three weeks immediately preceding such sale, Mortgagee will publish notice of the sale in a local daily newspaper of general circulation.  Upon receipt of any written request, Mortgagee will make the Property available to any bona fide prospective purchaser for inspection during reasonable business hours.  Notwithstanding any provision to the contrary, Mortgagee shall be under no obligation to consummate a sale if, in its judgment, none of the offers received by it equals the fair value of the Property offered for sale.  The foregoing procedures do not constitute the only procedures that may be commercially reasonable.

6.3.8                        Single or Multiple Foreclosure Sales.  If the Property consists of more than one lot, parcel or item of property, Mortgagee may:

(a)                                  Designate the order in which the lots, parcels and/or items shall be sold or disposed of or offered for sale or disposition; and

(b)                                 Elect to dispose of the lots, parcels and/or items through a single consolidated sale or disposition to be held or made in connection with judicial proceedings, or by virtue of a judgment and decree of foreclosure and sale; or by virtue of a nonjudicial foreclosure or through two or more such sales or dispositions; or in any other manner Mortgagee may deem to be in its best interests (any such sale or disposition being referred to herein as a “Foreclosure Sale”).

If Mortgagee chooses to have more than one Foreclosure Sale, Mortgagee at its option may cause the Foreclosure Sales to be held simultaneously or successively, on the same day, or on such different days and at such different times and in such order as Mortgagee may deem to be in its best interests.  No Foreclosure Sale shall terminate or affect the liens or security interests of this Mortgage on any part of the Property which has not been sold until all of the Secured Obligations have been paid in full and the Commitment has been fully and finally terminated.

6.3.9                        Other Permitted Remedies.  Mortgagee and the Lenders may refuse to make any advance to any Borrower or issue any Letter of Credit for the account of any Borrower.  Mortgagee and the Lenders may exercise any and all other rights and remedies available under the Loan Documents and applicable law, including, without limitation, the right to file applications to change, and to exercise all other rights and remedies available under applicable law with respect to, all water permits and rights relating to the Property; provided however that, notwithstanding the foregoing or any other provision contained in this Mortgage, the remedies provided by this Mortgage shall not include the right to take any action that violates applicable Gaming Laws.

6.4                                 Credit Bids.  At any Foreclosure Sale, any Person, including Mortgagor or Mortgagee, may bid for and acquire the Property or any part thereof to the extent permitted by then applicable law.  Instead of paying cash for such property, Mortgagee may settle for the purchase price by crediting against the sales price of the Property or any part thereof any or all of the outstanding Secured Obligations (including without limitation the portion of the Secured Obligations attributable to the expenses of sale, costs of any action and any other sums for which Mortgagor is obligated to pay or reimburse Mortgagee and the Lenders under Section 5.10) in such order and proportions as Mortgagee in its absolute discretion may choose.

6.5                                 Application of Foreclosure Sale Proceeds.  Mortgagee shall apply the proceeds of any Foreclosure Sale in the manner required by applicable law; provided that all proceeds that are to be applied against the Secured Obligations shall, except as otherwise required by applicable law, be applied against the Secured Obligations in any order and proportions as Mortgagee in its absolute discretion may choose (subject to any applicable provisions for priority of application of proceeds set forth in either Credit Agreement).

6.6                                 Application of Rents and Other Sums.  Mortgagee shall apply any and all Rents collected by it, and any and all sums other than proceeds of a Foreclosure Sale which Mortgagee may receive or collect under Section 6.3, in the following manner:

(a)                                  First, to pay the portion of the Secured Obligations attributable to the costs and expenses of operation and collection that may be incurred by Mortgagee or any receiver;

(b)                                 Second, to pay all other Secured Obligations in any order and proportions as Mortgagee in its absolute discretion may choose (subject to any applicable provisions for priority of application of payments set forth in the Credit Agreement); and

(c)                                  Third, to remit the remainder, if any, to the Person or Persons entitled to it.  Mortgagee shall have no liability for any funds which it does not actually receive.

6.7                                 Redemption.  It is agreed that if this Mortgage covers less than ten (10) acres of land, and in the event of the foreclosure of this Mortgage and sale of the property by sheriff’s sale in such foreclosure proceedings, the time of one year for redemption from said sale provided by the statutes of the State of Iowa shall be reduced to six (6) months provided the Mortgagee, in such action files an election to waive any deficiency judgment against Mortgagor which may arise out of the foreclosure proceedings; all to be consistent with the provisions of Chapter 628 of the Iowa Code, now enacted or hereafter modified, amended or replaced. If the redemption period is so reduced, for the first three (3) months after sale such right of redemption shall be exclusive to the Mortgagor, and the time periods in Sections 628.5, 628.15 and 628.16 of the Iowa Code shall be reduced to four (4) months.

It is further agreed that the period of redemption after a foreclosure of this Mortgage shall be reduced to sixty (60) days if all of the three following contingencies develop: (1) The real estate is less than ten (10) acres in size; (2) the court finds affirmatively that the said real estate has been abandoned by the owners and those persons personally liable under this Mortgage at the time of such foreclosure; and (3) Mortgagee in such action files an election to waive any deficiency judgment against Mortgagor or their successors in interest in such action.  If the redemption period is so reduced, Mortgagor or its successors in interest or the owner shall have the exclusive right to redeem for the first thirty (30) days after such sale, and the time provided for redemption by creditors as provided in Sections 628.5, 628.15 and 628.16 of the Iowa Code shall be reduced to forty (40) days.  Entry of appearance by pleading or docket entry by or on behalf of Mortgagor shall be a presumption that the property is not abandoned.  Any such redemption period shall be consistent with all of the provisions of Chapter 628 of the Iowa Code.  This paragraph shall not be construed to limit or otherwise affect any other redemption provisions contained in Chapter 628 of the Iowa Code.

It is further agreed, pursuant to Section 654.20 of the Iowa Code, now enacted or hereafter modified, amended or replaced, that foreclosure without redemption may be conducted between the Mortgagor and Mortgagee.

7.                                       Leasehold Mortgage Provisions.  The provisions of this Article 7 shall apply in the event that, and so long as, any portion of the Property consists of Mortgagor’s interests as tenant under any lease or leases (collectively, including the Operating Lease, the “Ground Leases”).  Unless otherwise expressly provided, the lien of this Mortgage shall encumber all of Mortgagor’s rights and interests under and in connection with any Ground Lease, including without limitation renewal and extension rights, options to expand, and purchase options (all of which rights shall be collectively referred to herein as a “Ground Leasehold”).  Mortgagor hereby agrees, with respect to each Ground Lease, as follows:

7.1                                 Mortgagor shall timely perform its obligations in connection with each Ground Lease.  Without limiting the generality of Section 6.3.4, above, Mortgagor specifically acknowledges Mortgagee’s right, while any default by Mortgagor under any Ground Lease remains uncured, to perform the defaulted obligations and take all other actions which Mortgagee deems necessary to protect its interests with respect thereto, and Mortgagor hereby irrevocably appoints Mortgagee its true and lawful attorney-in-fact (which appointment is coupled with an interest) in its name or otherwise to execute all documents, and perform all other acts, which Mortgagee reasonably deems necessary to preserve its or Mortgagor’s rights with respect to any Ground Lease.

7.2                                 Mortgagor shall not, without Mortgagee’s prior written consent, modify, or cause or permit the termination of, any Ground Lease, or waive or in any way release the landlord under any Ground Lease of or from any obligation or condition.

7.3                                 Mortgagor shall notify Mortgagee promptly in writing of (i) the occurrence of any default by the landlord under any Ground Lease and (ii) the receipt by Mortgagor of any notice claiming the occurrence of any default by Mortgagor under any Ground Lease or the occurrence of any event which, with the passage of time or the giving of notice or both, would constitute a default by Mortgagor under any Ground Lease (and Mortgagor shall also promptly deliver a copy of any such notice to Mortgagee).

7.4                                 Unless Mortgagee otherwise consents in writing, so long as any Secured Obligation remains outstanding, neither the fee title to, nor any other estate or interest in, the real property subject to any Ground Lease shall merge with any Ground Leasehold, notwithstanding the union of such estates in the landlord or the tenant or in a third party.  Any acquisition of the landlord’s interest in any Ground Lease by Mortgagor or any affiliate of Mortgagor shall be accomplished in such a manner as to avoid a merger of the interests of landlord and tenant unless Mortgagee consents to such merger in writing.

7.5                                 If Mortgagor acquires fee title to any portion of the real property subject to any Ground Lease, this Mortgage shall automatically be a lien on such fee title.

7.6                                 Mortgagor shall not subordinate any Ground Lease or Ground Leasehold to any mortgage or other encumbrance of, or lien on, any interest in the real property subject to such Ground Leasehold without the prior written consent of Mortgagee.  Any such subordination without such consent shall, at Mortgagee’s option, be void.

7.7                                 All subleases entered into by Mortgagor with respect to all or any portion of the Property (and all existing subleases modified by Mortgagor) shall provide that such subleases are subordinate to the lien of this Mortgage and any modifications of this Mortgage and the obligations secured hereby and that, if Mortgagee forecloses under this Mortgage or enters into a new lease with any landlord under any Ground Lease pursuant to the provisions for a new lease, if any, contained in the applicable Ground Lease or in any other document or agreement, the subtenant shall attorn to Mortgagee or its assignee and the sublease shall remain in full force and effect in accordance with its terms notwithstanding the termination of the applicable Ground Lease.

7.8                                 Mortgagor shall exercise any option or right to renew or extend the term of any Ground Lease at least six months prior to the date of termination of any such option or right, shall give immediate written notice thereof to Mortgagee, and shall execute, deliver and record any documents requested by Mortgagee to evidence the lien of this Mortgage on such extended or renewed lease term.  If Mortgagor fails to exercise any such option or right as required herein, Mortgagee may exercise the option or right as Mortgagor’s agent and attorney-in-fact pursuant to this Mortgage, or in Mortgagee’s own name or in the name of and on behalf of a nominee of Mortgagee, as Mortgagee chooses in its absolute discretion.

7.9                                 As security for the Secured Obligations, Mortgagor hereby assigns to Mortgagee a security interest in all prepaid rents and security deposits and all other security which the landlords under the Ground Leases hold for the performance of Mortgagor’s obligations thereunder.

7.10                           Promptly upon demand by Mortgagee, Mortgagor shall use reasonable efforts to obtain from the landlord under any Ground Lease and furnish to Mortgagee an estoppel certificate of such landlord stating the date through which rent has been paid, whether or not there are any defaults, and the specific nature of any claimed defaults.

7.11                           Mortgagor shall notify Mortgagee promptly in writing of any request by either party to any Ground Lease for arbitration, appraisal or other proceedings relating to any Ground Lease and of the institution of any such proceeding, and shall promptly deliver to Mortgagee a copy of all determinations in any such proceeding.  Mortgagee shall have the right, following written notice to Mortgagor, to participate in any such proceeding in association with Mortgagor or on its own behalf as an interested party.  Mortgagor shall notify Mortgagee promptly in writing of the institution of any legal proceeding involving obligations under any Ground Lease, and Mortgagee may intervene in any such legal proceeding and be made a party.  Mortgagor shall promptly provide Mortgagee with a copy of any decision rendered in connection with any such proceeding.

7.12                           To the extent permitted by law, the price payable by Mortgagor or any other party in the exercise of the right of redemption, if any, from any sale under, or decree of foreclosure of, this Mortgage shall include all rents and other amounts paid and other sums advanced by Mortgagee on behalf of Mortgagor as the tenant under the Ground Leases.

7.13                           In addition to all other Events of Default described in this Mortgage, the occurrence of any of the following shall be an Event of Default hereunder:

(a)                                  A breach or default by Mortgagor under any Ground Lease, subject to any applicable cure period; or

(b)                                 The occurrence of any event or circumstance which gives the landlord under any Ground Lease a right to terminate such Ground Lease.

7.14                           As used in this Mortgage, the “Bankruptcy Code” shall mean 11 U.S.C. § 101 et seq., as modified and/or recodified from time to time.  Notwithstanding anything to the contrary contained herein with respect to any Ground Lease:

(a)                                  The lien of this Mortgage attaches to all of Mortgagor’s rights under Subsection 365(h) of the Bankruptcy Code, including without limitation any and all elections to be made thereunder, any and all rights under any Ground Lease which Mortgagor is entitled to retain pursuant to 11 U.S.C. § 365(h)(1)(A)(ii) in the event of a rejection under the Bankruptcy Code of such Ground Lease by the landlord thereunder, and any and all rights of offset under or as described in 11 U.S.C. § 365(h)(1)(B).

(b)                                 Mortgagor acknowledges and agrees that, as the mortgagee under this Mortgage and by operation of 11 U.S.C. § 365(h)(1)(D), Mortgagee has, and until this Mortgage has been fully reconveyed continuously shall have, whether before or after any default under any of the Secured Obligations or the taking of any action to enforce any of Mortgagee’s rights and remedies under this Mortgage or any foreclosure sale hereunder, the complete, unfettered and exclusive right, in its sole and absolute discretion, to elect (the “365(h) Election”) whether (i) any Ground Lease that has been rejected under the Bankruptcy Code by the landlord thereunder shall be treated as terminated under 11 U.S.C. § 365(h)(1)(A)(i), or (ii) the rights under such Ground Lease that are in or appurtenant to the real property, as described in 11 U.S.C. § 365(h)(1)(A)(ii), should be retained pursuant to that subsection.  To the extent that, notwithstanding the preceding sentence and 11 U.S.C. § 365(h)(1)(D), Mortgagor now or at any time in the future has any right to make, or to participate in or otherwise in any manner affect the making of, the 365(h) Election with respect to any Ground Lease, Mortgagor hereby absolutely assigns and conveys to Mortgagee any and all such rights, and all of Mortgagor’s right, title, and interest therein, which may be used and exercised by Mortgagee completely, exclusively, and without any restriction whatsoever, in Mortgagee’s sole and absolute discretion, whether before or after any default upon any of the Secured Obligations, the taking of any action to enforce any of Mortgagee’s rights and remedies under this Mortgage, or any foreclosure sale hereunder.  Mortgagor hereby unconditionally and irrevocably appoints Mortgagee as its attorney-in-fact to exercise Mortgagor’s right, if any, to make, or participate in or otherwise in any matter affect the making of, the 365(h) Election with respect to any Ground Lease.  Mortgagor shall not in any manner impede or interfere with any action taken by Mortgagee and, at the request of Mortgagee, Mortgagor shall take or join in the taking of any action to make, or participate in or otherwise in any manner affect the making of, the 365(h) Election with respect to any Ground Lease, in such manner as Mortgagee determines in its sole and absolute discretion.  Unless and until instructed to do so by Mortgagee (as determined by Mortgagee in its sole and absolute discretion), Mortgagor shall not take any action to make, or participate in or otherwise in any manner affect the making of, the 365(h) Election with respect to any Ground Lease, including in particular, but without limitation, any election to treat any Ground Lease as terminated.  Mortgagee shall have no obligation whatsoever to Mortgagor or any other person or entity in connection with the making of the 365(h) Election with respect to any Ground Lease or any instruction by Mortgagee to Mortgagor given, withheld or delayed in respect thereof, nor shall Mortgagee have any liability to Mortgagor or any other person or entity arising from any of the same.

(c)                                  As security for the Secured Obligations, Mortgagor hereby irrevocably assigns to Mortgagee all of Mortgagor’s rights to damages arising from any rejection by any landlord of any Ground Lease under the Bankruptcy Code.  Mortgagee and Mortgagor shall proceed jointly or in the name of Mortgagor in respect of any claim or proceeding relating to the rejection of any Ground Lease, including without limitation the right to file and prosecute any proofs of claim, complaints, motions and other documents in any case in respect of such landlord under the Bankruptcy Code.  This assignment shall continue in effect until all of the Secured Obligations have been satisfied in full.  Any amounts received by Mortgagee or Mortgagor as damages arising from the rejection of any Ground Lease as aforesaid shall be applied first to all costs reasonably incurred by Mortgagee (including attorneys’ fees) in connection with this subsection (c) and then in accordance with other applicable provisions of this Mortgage.

(d)                                 If, pursuant to the Bankruptcy Code, Mortgagor seeks to offset against the rent reserved in any Ground Lease the amount of any damages caused by the nonperformance of the landlord’s obligations after the rejection by the landlord of such Ground Lease, Mortgagor shall, prior to effecting such offset, notify Mortgagee in writing of its intent to do so, setting forth the amounts proposed to be offset and, in the event that Mortgagee objects, Mortgagor shall not effect any offset of the amounts to which Mortgagee objects.  If Mortgagee fails to object within 10 days following receipt of such notice, Mortgagor may offset the amounts set forth in Mortgagor’s notice.

(e)                                  If any legal proceeding is commenced with respect to any Ground Lease in connection with any case under the Bankruptcy Code, Mortgagee and Mortgagor shall cooperatively conduct any such proceeding with counsel reasonably agreed upon between Mortgagor and Mortgagee.  Mortgagor shall, upon demand, pay to Mortgagee all costs (including attorneys’ fees) reasonably incurred by Mortgagee in connection with any such proceeding.

(f)                                    Mortgagor shall immediately notify Mortgagee orally upon learning of any filing by or against any landlord of a petition under the Bankruptcy Code.  Mortgagor shall thereafter promptly give written notice of such filing to Mortgagee, setting forth any information available to Mortgagor with respect to the date of such filing, the court in which such petition was filed, and the relief sought therein.  Mortgagor shall promptly deliver to Mortgagee all notices, pleadings and other documents received by Mortgagor in connection with any such proceeding.

7.15                           No maintenance, repair or other obligation of Mortgagor hereunder which relates to the “Property” shall apply to any Ground Leasehold with respect to which the applicable Ground Lease imposes such obligation on the landlord so long as (a) Mortgagor does not own the landlord’s interest; (b) such landlord is performing such obligation in accordance with the terms of such Ground Lease; and (c) the Ground Lease has not been rejected by the landlord under the Bankruptcy Code.

7.16                           The generality of the provisions of this Mortgage shall not be limited by any provision of this Article 7 that sets forth particular obligations of Mortgagor as the tenant under the Ground Leases.

7.17                           Mortgagor hereby represents and warrants to Mortgagee as follows:

(a)                                  The Operating Lease is in full force and effect;

(b)                                 Mortgagor owns the entire tenant’s interest under the Operating Lease and has the right under the Operating Lease to execute this Mortgage; and

(c)                                  No default under the Operating Lease remains uncured, nor has any event occurred which, with the passage of time or service of notice or both, would constitute such a default.

8.                                       Miscellaneous Provisions.

8.1                                 Additional Provisions.  The Loan Documents fully state all of the terms and conditions of the parties’ agreement regarding the matters mentioned in or incidental to this Mortgage.  The Loan Documents also grant further rights to Mortgagee and contain further agreements and affirmative and negative covenants by Mortgagor which apply to this Mortgage and to the Property.

8.2                                 No Waiver or Cure.

8.2.1                        Each waiver by Mortgagee must be in writing, and no waiver shall be construed as a continuing waiver.  No waiver shall be implied from any delay or failure by Mortgagee to take action on account of any default of Mortgagor.  Consent by Mortgagee to any act or omission by Mortgagor shall not be construed as a consent to any other or subsequent act or omission or to waive the requirement for Mortgagee’s consent to be obtained in any future or other instance.

8.2.2                        If any of the events described below occurs, that event alone shall not:  cure or waive any breach, Event of Default or notice of default under this Mortgage or invalidate any act performed pursuant to any such default or notice; or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid and performed and all other defaults under the Loan Documents have been cured); or impair the security of this Mortgage; or prejudice Mortgagee or any receiver in the exercise of any right or remedy afforded any of them under this Mortgage; or be construed as an affirmation by Mortgagee of any tenancy, lease or option, or a subordination of the lien or security interest of this Mortgage.

(a)                                  Mortgagee, its agent or a receiver takes possession of all or any part of the Property in the manner provided in Section 6.3.3.

(b)                                 Mortgagee collects and applies Rents as permitted under Sections 2.3 and 6.6 or exercises Mortgagor’s right, title and interest under the Leases, either with or without taking possession of all or any part of the Property.

(c)                                  Mortgagee receives and applies to any Secured Obligation proceeds of any Property, including any proceeds of insurance policies, condemnation awards, or other claims, property or rights assigned to Mortgagee under Section 5.5.

(d)                                 Mortgagee makes a site visit, observes the Property and/or conducts tests as permitted under Section 5.13.

(e)                                  Mortgagee receives any sums under this Mortgage or any proceeds of any collateral held for any of the Secured Obligations, and applies them to one or more Secured Obligations.

(f)                                    Mortgagee or any receiver invokes any right or remedy provided under this Mortgage.

8.3                                 Powers of Mortgagee.

8.3.1                        If either Mortgagee or any Lender performs any act which it is empowered or authorized to perform under this Mortgage, including any act permitted by Section 5.8 or Section 6.3.4, that act alone shall not release or change the personal liability of any Person for the payment and performance of the Secured Obligations then outstanding, or the lien or security interest of this Mortgage on all or the remainder of the Property for full payment and performance of all outstanding Secured Obligations.  The liability of the original Mortgagor shall not be released or changed if Mortgagee or any Lender grants any successor in interest to any Borrower or Mortgagor any extension of time for payment, or modification of the terms of payment, of any Secured Obligation.  Neither Mortgagee nor any Lender shall be required to comply with any demand by any original Mortgagor or Borrower that Mortgagee or such Lender refuse to grant such an extension or modification to, or commence proceedings against, any such successor in interest

8.3.2                        Mortgagee may take any of the actions permitted under Sections 6.3.2 and/or 6.3.3 regardless of the adequacy of the security for the Secured Obligations, or whether any or all of the Secured Obligations have been declared to be immediately due and payable, or whether notice of default and election to sell has been given under this Mortgage.

8.3.3                        From time to time, Mortgagee may apply to any court of competent jurisdiction for aid and direction in enforcing the rights and remedies created under this Mortgage.  Mortgagee may from time to time obtain orders or decrees directing, confirming or approving acts in enforcing these rights and remedies.

8.4                                 Merger.  No merger shall occur as a result of Mortgagee’s acquiring any other estate in or any other lien on or security interest in the Property unless Mortgagee consents to a merger in writing.

8.5                                 Applicable Law.  This Mortgage shall be governed by and construed in accordance with the laws of the State of Iowa (excluding conflict of laws rules).

8.6                                 Successors in Interest.  The terms, covenants and conditions of this Mortgage shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties.  However, this Section 8.6 does not waive the provisions of Section 6.1.

8.7                                 Interpretation.

8.7.1                        Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender.  The captions of the sections of this Mortgage are for convenience only and do not define or limit any terms or provisions.  The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

8.7.2                        The word “obligations” is used in its broadest and most comprehensive sense, and includes all primary, secondary, direct, indirect, fixed and contingent obligations.  It further includes all principal, interest, prepayment charges, late charges, loan fees and any other fees and charges accruing or assessed at any time, as well as all obligations to perform acts or satisfy conditions.

8.7.3                        No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Mortgage.  All Exhibits and/or Schedules attached to this Mortgage are hereby incorporated in this Mortgage.

8.8                                 In-House Counsel Fees.  Whenever Mortgagor is obligated to pay or reimburse Mortgagee or any Lender for any attorneys’ fees, those fees shall include the allocated costs for services of in-house counsel.

8.9                                 Waiver of Marshalling.  To the extent permitted by applicable law, Mortgagor waives all rights, legal and equitable, it may now or hereafter have to require marshalling of assets or to require foreclosure sales of assets in a particular order.  Each successor and assign of Mortgagor, including any holder of a lien or security interest subordinate to this Mortgage, by acceptance of its interest or lien or security interest, agrees that it shall be bound by the above waiver, as if it had given the waiver itself.

8.10                           Severability.  Any provision in this Mortgage that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of this Mortgage are declared to be severable.

8.11                           Notices.  Mortgagor hereby requests that a copy of notice of default and notice of sale be mailed to it at the address set forth below.  That address is also the mailing address of Mortgagor as debtor under the Iowa Uniform Commercial Code, as amended or recodified from time to time.  Mortgagee’s address given below is the address for Mortgagee as secured party under the Iowa Uniform Commercial Code, as amended or recodified from time to time.

Notices to Mortgagor:                                                                         c/o Herbst Gaming, Inc.
5195 Las Vegas Blvd.
Las Vegas, NV  89119
Attn:  M. Higgins

Notices to Mortgagee:                                                                        Bank of America, N.A.
Mail Code: TX1-492-14-11
Bank of America Plaza
901 Main Street, 14th Floor
Dallas, TX  75202-3714
Attn:                    Chris M. Levine, Assistant Vice President
                                                Agency Management Officer II
                                                GCIB Agency Management Central I

8.12                           Lease of Property.  Mortgagee hereby lets the Property to Mortgagor until a sale is held under this Mortgage, or until an Event of Default shall occur, upon the following terms and conditions, to wit:  Mortgagor and all persons claiming or possessing any of the Property by, through or under Mortgagor shall pay rent therefor during said term at the rate of one cent per month, payable monthly upon demand, and shall surrender immediate peaceable possession of the Property (and any and every part thereof) sold under the provisions of this Mortgage to the purchaser thereof under such sale, without notice or demand therefor, and shall and will at once, without notice, surrender up possession of the Property and every part thereof in the event Mortgagee shall take charge and enter the Property as provided in this Mortgage.

8.13                           Surrender of Guaranty.  In the event of foreclosure of this Mortgage, the Mortgagor hereby agrees that a court may, and request the court to, enter a special order directing the clerk of court to enter and record the judgment contained in the foreclosure decree on the Guaranty secured by the Mortgage without requiring that the Guaranty be first filed with the clerk of court for cancellation.  The Mortgagor further agrees, because the Guaranty secured by this Mortgage may also be secured by other collateral and will be necessary for any realization upon such collateral, that notwithstanding Iowa Rule of Civil Procedure 1.961, as presently enacted or as hereinafter amended or replaced, the clerk of court may, in the event of foreclosure of this Mortgage, enter and record the judgment contained in the foreclosure decree on the Guaranty secured by the Mortgage without the requirement that the Guaranty be first filed with the clerk of court for cancellation.

8.14                           Non-Statutory Liens.  The Mortgagor hereby represents, warrants and agrees that the liens and security interest granted hereby are not the type of lien referred to in Chapter 575 of the Iowa Code, as now enacted or hereafter modified, amended, or replaced.  The Mortgagor, for itself and all persons claiming by, through or under the Mortgagor, agrees that it claims no lien or right to a lien of the type contemplated by Chapter 575 or any other chapter of the Iowa Code and further waives all notices and rights pursuant to said law with respect to the liens and security interests hereby granted, and represents and warrants that it is the sole party entitled to do so and agrees to indemnify and hold harmless the Mortgagee and Lenders from any loss, damage and cost, including attorney’s fees, threatened or suffered by the Mortgagee and Lenders arising either directly or indirectly as a result of any claim of the applicability of said law to the liens and security interest hereby granted.

8.15                           Acknowledgement of Receipt of Documents.  Mortgagor hereby acknowledges receipt of a copy of this Mortgage together with a copy of each other Loan Document.

IMPORTANT:  READ BEFORE SIGNING.  THE TERMS OF THIS MORTGAGE SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS MORTGAGE MAY BE LEGALLY ENFORCED.  YOU MAY CHANGE THE TERMS OF THIS MORTGAGE ONLY BY ANOTHER WRITTEN AGREEMENT.  THIS NOTICE SHALL ALSO BE EFFECTIVE WITH RESPECT TO ALL OTHER LOAN DOCUMENTS NOW IN EFFECT BETWEEN YOU AND MORTGAGEE AND/OR LENDERS.  THE MODIFICATION OF ANY OTHER LOAN DOCUMENT NOW IN EFFECT BETWEEN YOU AND MORTGAGEE AND/OR LENDERS, WHICH OCCURS AFTER RECEIPT BY YOU OF THIS NOTICE, MAY BE MADE ONLY BY ANOTHER WRITTEN INSTRUMENT.  ORAL OR IMPLIED MODIFICATIONS TO SUCH LOAN DOCUMENTS ARE NOT ENFORCEABLE AND SHOULD NOT BE RELIED UPON.

IN WITNESS WHEREOF, this Mortgage has been executed as of the date first written above.

“Mortgagor”:

HGI-LAKESIDE,
a Nevada corporation

By:	/s/ Edward Herbst
Name:
Title:

ACKNOWLEDGEMENT

STATE OF Nevada	)
	)	ss.
COUNTY OF Clark	)

On this  28 day of January in the year 2005 before me, Jenifer Cannon, a Notary Public in and for said State, personally appeared Edward Herbst, of HGI-LAKESIDE, a Nevada corporation, to me personally known, who being by me duly sworn did say that that person is President of said corporation and that said instrument is signed on behalf of said corporation by it voluntarily executed.

IN TESTIMONY WHEREOF, I have hereunder set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

[SEAL]			/s/ Jenifer E. Cannon
Notary Public

My term expires	1/17/07	.

EXHIBIT “A”

(Legal Description of Land)

The following property situate in Clarke County, Iowa:

SITE 1 - PARCEL 1:

Parcel “E”, located in the Southeast Quarter of the Northwest Quarter (SE1/4 NW1/4) and the Southwest Quarter of the Northeast Quarter (SW1/4 NE1/4) of Section Thirteen (13), Township Seventy-two (72) North, Range Twenty-six (26) West of the 5th P.M., Clarke County, Iowa, more particularly described as follows:

Commencing at the Center of Section Thirteen (13), Township Seventy-two (72) North, Range Twenty-six (26) West of the 5th P.M., Clarke County, Iowa; thence South 88°22’30” West, 165.05 feet along the South line of the Southeast Quarter of the Northwest Quarter (SE1/4 NW 1/4) of said Section Thirteen (13) to the point of beginning;

thence South 88°22’30” West, 527.69 feet along an existing fenceline which is the South line of the Southeast Quarter of the Northwest Quarter (SE1/4 NW1/4) of said Section Thirteen (13);

thence North 01°47’28” East, 1,342.24 feet along existing fenceline which is the East line of the West 627 feet of the Southeast Quarter of the Northwest Quarter (SE 1/4 NW 1/4) of said Section Thirteen (13) to a point on the North line of the Southeast Quarter of the Northwest Quarter (SE 1/4 NW 1/4) of said Section Thirteen (13);

thence North 88°37’ 02” East, 692.57 feet along the North line of the Southeast Quarter of the Northwest Quarter (SE1/4 NW1/4) of said Section Thirteen (13) to the Northeast corner of the Southeast Quarter of the Northwest Quarter (SE 1/4 NW1/4) of said Section Thirteen (13);

thence North 88°32’52” East, 516.95 feet along the North line of the Southwest Quarter of the Northeast Quarter (SW 1/4 NE 1/4) of said Section Thirteen (13);

thence South 02°37’07” West, 294.06 feet;

thence South 31 °49’00” West, 334.39 feet;

thence South 16°22’36” West, 399.13 feet;

thence South 12°03’46” West, 152.67 feet;

thence South 15°51’41” West, 40.38 feet;

thence North 73°49’14” West, 194.16 feet;

thence South 36°31’06” West, 325.92 feet to the point of beginning.

1

SITE 1 - PARCEL 2:

A parcel of land located in a portion of the Southeast Quarter of the Northwest Quarter (SE1/4 NW1/4) and a portion of the Northeast Quarter of the Southwest Quarter (NE1/4 SW1/4) of Section Thirteen (13), Township Seventy-two (72) North, Range Twenty-six (26), West of the 5th P.M., in Clarke County, Iowa, more particularly described as:

Commencing at a 1-1/2” iron pin on the center of said Section Thirteen (13);

thence South 88°16’59” West along the South line of the Southeast Quarter of the Northwest Quarter (SE1/4 NW1/4) of said Section Thirteen (13) a distance of 165.05 feet to a 1/2” iron pin on the point of beginning;

thence South 43°00’06” West a distance of 231.67 feet;

thence North 73°07’44” West a distance of 403.50 feet to a 5/8” iron pin;

thence North 37°01’04” West a distance of 340.53 feet to a 5/8” iron pin;

thence North 39°58’09” East a distance of 370.60 feet to a 5/8” iron pin on the East line of the West 627 feet of the Southeast Quarter of the Northwest Quarter (SE1/4 NW1/4} of said Section Thirteen (13);

thence South 01°48’15” West along the East line of the West 627 feet of the Southeast Quarter of the Northwest Quarter (SE 1/4 NW 1/4) of said section Thirteen (13) a distance of 518.42 feet to a 5/8” iron pin on the Southeast corner of the West 627 feet of the Southeast Quarter of the Northwest Quarter (SE1/4 NW1/4);

thence North 88°25’03” East along the South line of the Southeast Quarter of the Northwest Quarter (SE 1/4 NW1/4) of said Section Thirteen (13) a distance of 527.61 feet to the point of beginning.

SITE 1 - PARCEL 3:

A parcel of land located in the South One-half of the Northeast Quarter (S 1/2 NE 1/4) of Section Thirteen (13), Township Seventy-two (72) North, Range Twenty-six (26) West of the 5th P.M., Clarke County, Iowa, more fully described as follows:

Commencing at the Northeast corner of the Southeast Quarter of the Northeast Quarter (SE1/4 NE1/4) of Section Thirteen (13), Township Seventy-two (72) North, Range Twenty-six (26) West of the 5th P.M.;

thence South 85°54’ West 1,369.5 feet;

thence South 04°06’ East 40.0 feet to a point on the South right-of-way line of Clarke County Route H-33, the same being the point of beginning;

thence continuing South 04°06’ East 355.0 feet;

2

thence North 85°54’ East 40.4 feet to a point on an existing fenceline;

thence South 01°00’ East 365.5 feet on said fenceline to a point on the Westerly right-of-way line of 1-35;

thence North 31°20’ East 25.5 feet along said right-of-way line;

thence North 34° 12’ East 400 5 feet along said right-of-way line;

thence North 31 °20’ East 431.0 feet along said right-of-way line to a point on the South right-of-way line of Route H-33;

thence North 88° 18’ West 296.5 feet along said right-of-way line;

thence South 85°54’ West 267.5 feet along said right-of-way line to the point of beginning.

SITE 1 – PARCEL 4:

All that part of the S1/2 NE1/4 lying West of the West right-of-way line of Interstate Highway #35 as shown on Official Plans for Project I-IG-35-02(3) 33(U-IG-853(4)) and SE1/4 NW1/4 except the West 627 feet thereof; all in Section 13, Township 72 North, Range 26 West of the 5th P.M.

EXCEPT a parcel of land located in the SW 1/4 NE 1/4 of Section 13, Township 72 North, Range 26 West of the 5th P.M., more fully described as follows:

Commencing at the NE corner of the SE 1/4 NE 1/4 of Section 13, Township 72 North, Range 26 West of the 5th P.M.,

thence South 85°54’ West, 1815.6 feet along the centerline of county road H-33 to the point of beginning;

thence continuing South 85°54’ West, 285.0 feet along said centerline;

thence South 04°06’ East, 305.7 feet;

thence N85°54’E 285.0 feet;

thence North 04°06’ West, 305.7 feet to the point of beginning.

And also EXCEPT a tract of land in the N1/2 of Section 13, Township 72 North, Range 26 West of the 5th P.M., located in Clarke County, Iowa, more particularly described as:

Beginning at the center of said Section 13, said point being the true point of beginning;

thence South 85°56’30” West along the South line of the N1/2 of said Section 13, a distance of 165.00’ to an iron pin,

thence North 34°05’30” East a distance of 326.03 to an iron pin,

3

thence South 76°12’00” East a distance of 250.00 to an iron pin,

thence South 04°03’30” East a distance of 179.74’ to an iron pin, said pin being on the South line of the N l/2 of said Section 13;

thence South 85°56’30” West along the South line of the N1/2 of said Section 13 a distance of 274.26’ to the true point of beginning,

And also except

Parcel “E”, located in the Southeast Quarter of the Northwest Quarter (SE1/4 NW1/4) and the Southwest Quarter of the Northeast Quarter (SW1/4 NE1/4) of Section 13, Township 72 North, Range 26 West of the 5th P.M., Clarke County, Iowa, more particularly described as follows:

Commencing at the Center of Section 13, Township 72 North, Range 26 West of the 5th P.M., Clarke County, Iowa; thence South 88°22’30” West, 527.69 feet along an existing fenceline which is the South line of the SE 1/4 NW 1/4 of said Section 13;

thence North 1°47’28’ East, 1342.24 feet along existing fenceline which is the East line of the West 627 feet of the SE 1/4 NW 1/4 of said Section 13 to a point on the North line of the SE 1/4 NW1/4 of said Section 13 to a point on the North line of the SE1/4 NW1/4 of said Section 13;

thence North 88°37’02” East, 692.57 feet along the North line of the SE1/4 NW1/4 of said Section 13;

thence North 88°32’52” East, 518.95 feet along the North line of the SW 1/4 NE 1/4 of said Section 13;

thence South 2°37’07” West, 294.06 feet;

thence South 31 °49’00” West, 334.39 feet;

thence South 16°22’36” West, 399.13 feet;

thence South 12°03’46” West, 152.67 feet;

thence South 15°51’41” West, 40.38 feet;

thence North 73°49’14” West, 194 16 feet;

thence South 36°31’06” West, 325.92 feet to the Point of Beginning.

SITE 2:

Parcel “D”, located in the West One-half of the Southeast Quarter (W112 SE1/4) and the Northeast Quarter of the Southwest Quarter (NE1/4 SW1/4) of Section Thirteen (13), Township Seventy-two (72) North, Range Twenty-six (26) West of the 5th P.M., Clarke County, Iowa, more particularly described as follows:

4

Beginning at the Southeast Corner of the Northeast Quarter of the Southwest Quarter (NE1/4 SW1/4) of Section Thirteen (13), Township Seventy-two (72) North, Range Twenty-six (26) West of the 5th PM., Clarke County, Iowa;

thence South 86°08’20” West along the South line of the Northeast Quarter of the Southwest Quarter of said Section Thirteen (13), 739.70 feet;

thence North 0°00’19” West, 560.68 feet;

thence North 86°03’05” East, 739.73 feet;

thence South 57°17’05” East, 692.80 feet;

thence South 57°24’56” East, 197.54 feet to a point on the West right-of-way line of Interstate Highway 35;

thence Southeasterly 29.08 feet along a 3065.00 foot radius curve concave Southeasterly with a chord of South 2°01’58” East, 29.08 feet;

thence South 2°53’35” East along the West R.O.W. fenceline of Interstate Highway 35, 367.89 feet;

thence North 70° 13’ 09” West, 498.40 feet to a point in an existing fenceline;

thence North 28°05’15” West along said fenceline, 181.13 feet to a point on the North line of the Southwest Quarter of the Southeast Quarter (SW1/4 SE1/4) of said Section Thirteen (13);

thence South 86°32’19” West along the North line of the Southwest Quarter of the Southeast Quarter (SW 1/4 SE1/4) of said Section Thirteen (13) which is an existing fenceline, 214.97 feet to the Point of Beginning

SITE 3:

That land lying in the Southeast Quarter of the Southeast Quarter (SE1/4 SE1/4) and the Southwest Quarter of the Southeast Quarter (SW1/4 SE1/4) of Section Twelve (12); and the Northeast Quarter of the Northeast Quarter (NE 1/4 NE 1/4) and the Northwest Quarter of the Northeast Quarter (NW 1/4 NE 1/4) of Section Thirteen (13), all in Township Seventy-two (72) North, Range Twenty-six (26) West of the 5th P.M., Clarke County, Iowa, being described as follows:

Commencing as a point of reference at the East Quarter Corner (El/4 Corner) of said Section Twelve (12);

thence South 00°16’47” West (all bearings based on grid North Iowa State Plane Coordinate System South Zone), a distance of 2,452.53 feet, on the East line of the Southeast Quarter (SE 1/4) of said Section Twelve (12) to the point of beginning;

5

thence continuing South 09°64’7” West, a distance of 206.26 feet, to the Northeast Corner of said Section Thirteen (13);

thence South 00°18’55” West, a distance of 99.67 feet, on the East line of the Northeast Quarter (NE 1/4) of said Section Thirteen (13) to the Westerly right-of-way of Interstate Highway 35 (formerly Interstate Road No.  02) as recorded in Book 65 on Page 505, in the Office of the Clarke County Recorder;

thence South 31°39’27” West, a distance of 1,409.41 feet, on said Westerly right-of-way to a point being 160.00 feet normally distant Northwesterly on the East lane of said Interstate Road centerline and 80.00 feet normally distant Northerly of Clay Street extended (formerly secondary road centerline);

thence South 80°18’38” West, a distance of 381.62 feet on the North right-of-way line of said Clay Street;

thence South 86°19’38” West a distance of 213.22 feet to the West line of the Northeast Quarter of the Northeast Quarter (NE1/4 NE1/4) of said Section Thirteen (13);

thence South 00°31’51” West, a distance of 40.11 feet on said West line to the Southeast Corner of the Northwest Quarter of the Northeast Quarter (NW1/4 NE1/4) of said Section Thirteen (13);

thence South 86°19’38” West, a distance of 922.59 feet on the South line of said Northwest Quarter of the Northeast Quarter (NW 1/4 NE 1/4);

thence North 00°07’56” East, a distance of 514.99 feet;

thence North 50°15’30” East, a distance of 699.72 feet, to a point of curvature;

thence Northeasterly a distance of 884.49 feet, on a curved line concave Northwest having a central angle 50°07’35”, a radius of 1,011.00 feet, and a chord bearing North 25°11’43” East, a distance of 856.55 feet;

thence North 00°07’56” East, a distance of 191.46 feet;

thence South 89°52’04” East, a distance of 18.40 feet;

thence South 00°16’47” West, a distance of 191.30 feet;

thence South 89°45’02” East, a distance of 82.09 feet, to a point on a non-tangent curve;

thence Southwesterly a distance of 844.40 feet on a curved line non-tangent to the preceding course, concave Northwest having a central angle of 43°32’48”, a radius of 1,111.00 feet and a chord bearing South 21 °54’20” West, a distance of 824.22 feet;

thence South 90°00’00” East, a distance of 440.85 feet, on a line non-tangent to the preceding curved line;

thence North 47°29’35” East, a distance of 413.06 feet;

6

thence North 61°57’38” East, a distance of 917.23 feet to the point of beginning.

EXCEPT

That land lying in the Southeast Quarter of the Southeast Quarter (SE1/4 SE1/4) of Section Twelve (12), the Northeast Quarter of the Northeast Quarter (NE1/4 NE1/4) of Section Thirteen (13), and the Northwest Quarter of the Northeast Quarter (NW1/4 NE1/4) of Section Thirteen (13), all in Township Seventy-two (72) North, Range Twenty-six (26) West of the Fifth Principal Meridian, Clarke County, Iowa, being described as follows:

Commencing as a point of reference at the East Quarter Corner (E1/4 Corner) of said Section Twelve (12);

thence South 00°16’47” West (all bearings based on grid North Iowa State Plane Coordinate System South Zone), a distance of 2,452.53 feet, on the east line of the Southeast Quarter (SE 1/4) of said Section Twelve (12) to the point of beginning;

thence continuing South 00°16’47” West, a distance of 206.26 feet, to the Northeast Corner (NE Corner) of said Section Thirteen (13),

thence South 00°18’55” West, a distance of 99.67 feet on the east line of the Northeast Quarter (NE 1/4) of said Section Thirteen (13) to the westerly right-of-way of Interstate Highway 35 (formerly Interstate Road Number 02) as recorded in Book 65 on page 505, Office of the Clarke County Recorder;

thence South 31 °39’27” West, a distance of 1,409.41 feet on said westerly right-of-way to a point being 160.00 feet normally distant northwesterly of the east lane of said Interstate Road centerline and 80.00 feet normally distant northerly of Clay Street extended (formerly secondary road centerline);

thence South 80°18’38” West, a distance of 316.84 feet on the north right-of-way line of said Clay Street;

thence North 89°25’15” West, a distance of 276.40 feet to the west line of the Northeast Quarter of the Northeast Quarter (NE 1/4 NE 1/4) of said Section Thirteen (13);

thence North 89°25’15” West, a distance of 39.59 feet;

thence southwesterly a distance of 198.39 feet on a curve concave to the Southeast having a central angle of 17°13’21”, a radius of 660.00 feet, and a chord bearing South 81°58’05” West, a distance of 197.64 feet;

thence South 73°21’24” West, a distance of 203.72 feet; thence North 16°38’36” West, a distance of 80.00 feet; thence North 73°21’24” East, a distance of 20.72 feet;

thence Northeasterly a distance of 153.31 feet on a curve concave southeasterly, having a central angle of 11°52’12”, a radius of 740.00 feet and a chord bearing North 79°17’30” East, a distance of 153.03 feet;

7

thence North 44°39’29” East, a distance of 237.03 feet;

thence North 00°34’45” East, a distance of 294.68 feet;

thence North 26°49’55” East, a distance of 341.53 feet;

thence North 47°29’35” East, a distance of 413.06 feet;

thence North 61°57’38” East, a distance of 917.23 feet to the point of beginning.

SITE 4: - PARCEL 1: Intentionally Omitted

SITE 4 - PARCEL 2:

Parcel C”, located in the Southwest Fractional Quarter of the Northwest Quarter (SW Fractional 1/4 NW 1/4) of Section Eighteen (18), Township Seventy-two (72) North, Range Twenty- five (25) West Of the 5th P.M., Clarke County, Iowa, more particularly described as follows:

Commencing at the West Quarter Corner of Section Eighteen (18), Township Seventy-two (72) North, Range Twenty-five (25) West of the 5th P.M., Clarke County, Iowa;

thence North 0°00’00” East, 510.65 feet along the West line of the Southwest Fractional Quarter of the Northwest Quarter (SW Fractional 1/4 NW 1/4) of said Section Eighteen (18) to the Point of Beginning;

thence North 0°00’00” East, 765.65 feet along an existing fenceline which is the West line of the Southwest Fractional Quarter of the Northwest Quarter (SW Fractional 1/4 NW 1/4) of said Section Eighteen (18) to a point on the South line of a parcel purchased by the Iowa Department of Transportation for Highway right-of-way;

thence North 86°38’02” East, 519.84 feet along said right-of-way line to a point on the centerline of Clarke County Road H-33;

thence Southeasterly 446.62 feet along said centerline, which is a 675.00 foot radius curve concave Southwesterly with a chord of South 54°17’27” East, 438.52 feet;

thence South 35°20’08” East, 481.63 feet along said centerline;

thence South 82°43’20” West, 1162.94 feet along the projection of an existing fenceline to the Point of Beginning.

SITE 5:

All that part of said NE 1/4 NE 1/4 that lies Northerly and Easterly of a line beginning at a point 60 feet radially distant Northerly from centerline on the East line of said NE 1/4 NE 1/4 at Station 174+25;

thence to a point 140 feet normally distant Northerly from Secondary Road centerline and 100 feet normally distant Southeasterly from the centerline of Interstate Route No. 35;

8

thence Northeasterly along a line 100 feet normally distant Southeasterly from and parallel to the East Lane of Interstate Route No.  35 to a point on the East line of said NE1/4 NE1/4, all in Section 13, Township 72 North, Range 26 West of the 5th P.M., Clarke County, Iowa.

AND

A part of the NW1/4 NW1/4 of Section 18 and SW1/4 SW1/4 of Section 7, all in Township 72 North, Range 25 West of the 5th PM., Clarke County, Iowa, described as follows:

Beginning at a point of that is 595.0 feet South of the Northwest Corner of said Section 18, thence South 726.0 feet to the Southwest Corner of said NW 1/4 NW 1/4 of Section 18; thence East 586.0 feet along the South line of said NW1/4 NW1/4;

thence North 1651.4 feet to the right of way line of Interstate Highway 1-35;

thence South 32°20’ West 1096.5 feet along said right of way line to the point of beginning, subject to road easement along the South side thereof.

EXCEPT

That land lying in the Southwest Quarter of the Southwest Quarter (SW1/4 SW1/4) of Section Seven (7), Township Seventy-two (72) North, Range Twenty-six (26) West, the Northeast Quarter of the Northeast Quarter (NE1/4 NE1/4) of Section Thirteen (13), Township Seventy-two (72) North, Range Twenty-six (26) West of the 5th P M., Clarke County, Iowa, being described as follows:

Commencing as a point of reference at the Northwest Corner of said Section Eighteen (18);

thence South 00°18’55” West (all bearings based on grid North Iowa State Plane Coordinate System South Zone), a distance of 599.54 feet, on the West line of the Northwest Quarter (NW1/4) of said Section Eighteen (18) to the easterly right-of-way of Interstate Highway 35 (formerly Interstate Road Number 02) as recorded in Book 65 on page 505, Office of the Clarke County Recorder, said point being the point of beginning;

thence North 32°57’52” East, along said easterly right-of-way of Interstate 35, a distance of 713.36 feet to the south line of the Southwest Quarter of said Section Seven (7);

thence North 32°57’52” East on the easterly right-of-way of said Interstate Highway 35 a distance of 255.21 feet;

thence South 17°10’50” West, a distance of 224.33 feet to the South line of the Southwest Quarter of said Section Seven (7);

thence South 17°10’50” West a distance of 191.05 feet;

thence South 00°34’45” West a distance of 941.62 feet;

9

thence South 43°33’01 East, a distance of 228.29 feet to a point being 40.00 feet normally distant northerly of Clay Street extended (formerly secondary road centerline);

thence North 89°49’25” East, a distance of 30.63 feet on the north right-of-way line of Clay Street to the westerly line of Parcel “B” in the Northwest Quarter of said Section Eighteen (18), (as recorded in Book 43 on page 365, Office of the Clarke County Recorder);

thence South 00°5’55” West, a distance of 40.01 feet to the south line of the Northwest Quarter of said Section Eighteen (18);

thence South 89°49’25” West, a distance of 137.86 feet to Sta. 178+69 of Clay Street; thence North 00°10’35” West, a distance of 60.00 feet to the north right of-way line of Clay Street;

thence South 89°49’23” West a distance of 447.74 feet on the north right-of-way line of Clay Street to a point on the west line of the Northwest Quarter of said Section Eighteen (18), said point being 60.00 feet normally distant northerly of Clay Street extended (formerly secondary road centerline);

thence North 79°17’03” West, a distance of 374.80 feet to the easterly right-of-way of said Interstate Highway 35, said point being 100.00 feet normally distant form centerline of the northbound lane of said Interstate Highway 35, thence North 31°39’27” East, a distance of 708.72 feet along said easterly right-of-way to the point of beginning.

10

Clay Street Development Tract

A parcel of land located in the Southwest Quarter of the Northeast Quarter (SW/14 NE1/4) of Section 13, Township 72 North, Range 26 West of the 5th P.M., more fully described as follows:

Commencing at the Northeast (NE) corner of the Southeast Quarter of the Northeast Quarter (SW/14 NE1/4) of Section 13, Township 72 North, Range 26 West of the 5th P.M.;

Thence South 85°54’ West 1,815.6 feet along the centerline of Country Road H-33 to the point of beginning;

Thence continuing South 85°54’ West 285 feet along said centerline

Thence South 4°6’ East 305.7 feet;

Thence North 85°54’ East 285 feet;

Thence North 4°6’ West 305.7 feet to the point of beginning.

LEASEHOLD PARCEL:

DESCRIPTION OF THE LEASEHOLD ESTATE

Leasehold interest in the following described property under the terms of that certain Agreement and Lease dated August 19, 1997, and by and between the City of Osceola, Iowa, a Municipal corporation, the Osceola Water Works Board of Trustees and Southern Iowa Gaming Co., an Iowa corporation, as amended from time to time:

That portion of land owned by the City of Osceola for West Lake lying in parts of Sections 13, 14, 23 and 24, in Township 72 North, Range 26 West of the 5th P.M., in Clarke County, Iowa, and described as:

That land lying above the high water level (Elevation 1072.0) on the Easterly and Southerly side of West lake beginning at the Southerly line of the boat ramp parking lot at the East end of the West Lake dam, thence running South, Southeasterly and Westerly along West Lake to the West line of the Southeast Quarter (SE 1/4) of said Section 14; plus

An option in the following described property under the terms of the foregoing Agreement and Leases:

That portion of land owned by the City of Osceola for West Lake lying in parts of Sections 14, Township 72 North, Range 26 West of the 5th P.M., in Clarke County, Iowa, described as:

That land lying above the high water level (Elevation 1072.0 feet) on the Northerly side of West Lake beginning 50 feet South of the intake structure on the West end of dam at West lake, thence running Southerly and Westerly along West Lake to the West line of the SE1/4 of said Section 14.

11

EXHIBIT “B”

(Schedule of Lenders)

Bank of America, N.A.
U.S. Bank National Association
Wells Fargo Bank, N.A
Lehman Commercial Paper Inc.
The CIT Group/Equipment Financing, Inc.
Comerica West Incorporated
Nevada State Bank
American Express Certificate Company
IDS Life Insurance Company
Centurion CDO 8, Limited
Black Diamond CLO 2005-1 Ltd.
Carlyle High Yield Partners II, Ltd.
Carlyle High Yield Partners III, Ltd.
Carlyle High Yield Partners VI, Ltd.
Carlyle Loan Investment Ltd
Senior Debt Portfolio
Eaton Vance Institutional Senior Loan Fund
Eaton Vance CDO III, Ltd.
Costantinus Eaton Vance CDO V, Ltd.
Eaton Vance CDO VI, Ltd.
Grayson & Co
The Norinchukin Bank, New York Branch

1

Tolli & Co.
Fidelity Central Investment Portfolios LLC: Fidelity Floating Rate Central Investment Portfolio
Fidelity Advisor Series II: Fidelity Advisor Floating Rate High Income Fund (161)
Franklin Floating Rate Trust
Franklin Floating Rate Master Series
Franklin CLO IV, Limited
ELF Funding Trust I
Highland Offshore Partners, L.P.
Pioneer Floating Rate Trust
Loan Star State Trust
ING Prime Rate Trust
ING Senior Income Fund
Floating Rate Income Strategies Fund II, Inc. (FRB)
Southport CLO, Limited
Loan Funding XI LLC
Harbour Town Funding LLC
Race Point CLO, Limited
Race Point II CLO, Limited
ULT CBNA Loan Funding LLC
Van Kampen Senior Income Trust
Van Kampen Senior Loan Fund
Bank of Scotland

2